As filed with the Securities and Exchange Commission on April 9, 1999.
                        Registration No.333-70437
   --------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ----------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                ------------------------------------------------
                             CARDINAL AIRLINES, INC.
                (Name of registrant as specified in its charter)

            Delaware                       4512                 59-3492127
(State or other jurisdiction of (Primary Standard Industrial  (IRS Employer
incorporation or organization)   Classification Code Number) Identification No.)

                                 1380 Sarno Road
                                     Suite B
                            Melbourne, Florida 32935
                                  (407) 757-7388
     (Address including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Lawrence A. Watson
                                 1380 Sarno Road
                                     Suite B
                            Melbourne, Florida 32935
                                 (407) 757-7388
 (Name, address, including zip code, and telephone number of agent for service)
                                      -----

                                    Copy to:
                                 Bruce Brashear
                          Brashear & Associates, P.L.
                              926 N.W. 13th Street
                           Gainesville, Florida 32601
                                 (352) 336-0800

                  --------------------------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
     =====================================================================
Title of Each     Amount to be    Proposed Max    Proposed Max    Amount of
Class of          Registered      Offering        Aggregate       Registration
Securities to                     Price Per       Offering        Fee
be Registered                     Unit (1)        Price (1)

Units,
    consisting
      of          2,000,000 Units   $7.50        $15,000,000       $4,305
(a) One Share
    Voting
    Common
    Stock,
    par value
    $0.01 per
    share
    ("Common
    Stock")       2,000,000 Shares
(b) One Warrant
    to purchase
    one share of
    Common Stock
    at $11.00 per
    share         2,000,000 Warrants

Voting Common Stock
purchasable pursuant
to Warrants       2,000,000  Shares $11.00         $22,000,000     $6,314
     =====================================================================
(1)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

                       -----------------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             Cardinal Airlines, Inc.
                                     ------
                               CROSS REFERENCE SHEET
              Between Items in Part I of Form S-1 and the Prospectus

                                  -------------

 Form S-1 Item Nos. and Caption            Prospectus Caption
   1. Forepart of Registration
      Statement and Outside
      Front Cover of Prospectus            Outside Front Cover Page
   2. Inside Front and Outside             Inside Front and Outside Back
      Back Cover Pages of Prospectus       Cover Pages
   3. Summary Information, Risk Factors    Prospectus Summary; Risk
      and Ratio of Earnings to             Factors
      Fixed Charges
   4. Use of Proceeds                      Use of Proceeds
   5. Determination of Offering Price      Plan of Distribution
   6. Dilution                             Dilution
   7. Selling Security-Holders             Principal and Selling Shareholders
   8. Plan of Distribution                 Outside Front Cover Page; Plan of
                                           Distribution
   9. Description of Securities            Description of Securities
                                           Eligible For Future Sale
  10. Interest of Named Experts and
      Counsel                              Not Applicable
      Promoters and Control Persons        Management
  11. Information with Respect to          Prospectus Summary; Summary Financial
      the Registrant                       Data; Business; Financial Statements;
                                           Management's Discussion and
                                           Analysis of Financial Condition and
                                           Results of Operations; Management
                                           Security Ownership of Certain;
                                           Beneficial Owners and Management;
                                           Principal and Selling Shareholders;
                                           Certain Transactions
  12. Disclosure of Commission Position    Description of Securities
      on Indemnification for Securities
      Act Liabilities

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE AMENDED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE RELATED REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY APPLICABLE STATE SECURITIES COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



              Prospectus Subject to Completion Dated April __, 1999

                                 2,000,000 Units
                                 $10.00 per Unit

                             CARDINAL AIRLINES, INC.
                            1380 Sarno Road, Suite B,
                            Melbourne, Florida 32935
     -----------------------------------------------------------------------



The Company is starting an airline in Melbourne, Florida.


The Offering


                       Per Share   Total
Public Price...........$10.00      $20,000,000   The Company may sell the Units
                                                 without using an underwriter.

Underwriting
     Discounts.........$ 1.00      $ 2,000,000   This is an initial public
                                                 offering of shares of common
                                                 stock and warrants. Each share
                                                 is sold as a Unit with a
                                                 warrant to purchase a second
                                                 share for $11.00.

Proceeds to Cardinal...$ 9.00      $17,100,000   Cardinal is selling 1,900,000
                                                 Units.  Current shareholders
                                                 are selling 100,000 Units.  The
                                                 Company will not receive any
                                                 proceeds from the sale of Units
                                                 by current shareholders.

Proceeds to Selling
     Shareholders......$9.00       $   900,000   There is currently no public
                                                 market for the shares or the
                                                 warrants.  The offering price
                                                 may not reflect the market
                                                 price for the shares and
                                                 warrants after the offering.




The Company has applied to have its shares and warrants listed on the NASDAQ Small Cap Market under the symbol CAAL. The transfer agent, registrar for the common stock and warrant agent is First Union National Bank of North Carolina.



This Investment Involves a High Degree of Risk. You Should Purchase Shares Only If You Can Afford a Complete Loss. See "RISK FACTORS" Beginning on Page 5.



Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



This Prospectus is available at http:\\www.flycardinal.com. The Company will also give you a free paper copy of the Prospectus.

                                TABLE OF CONTENTS



                                                           Page

Available Information                                       28
Summary                                                      3
Risk Factors                                                 5
Use of Proceeds                                             11
Dilution Dividend                                           14
Policy Capitalization                                       16
Special Note Regarding Forward-Looking Statements           17
Management's Discussion and Analysis
   of Financial Conditions and Results of Operations        17
Business                                                    19
Management                                                  28
Certain Transactions                                        34
Principal and Selling Shareholders                          35
Description of Securities                                   37
Securities Eligible for Future Sale                         40
Plan of Distribution                                        41
Legal Matters                                               42
Experts                                                     42
Unit Purchase Agreement                                     43
Financial Statements                                       F-1

                               PROSPECTUS SUMMARY


     This summary highlights information contained elsewhere in this Prospectus. It is not complete and may not contain all of the information that you should consider before investing in the common stock. You should read the entire Prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements.


                                   The Company


     Cardinal Airlines Inc. (The "Company" or "Cardinal") is a new development stage Company planning to provide scheduled airline service to primary markets in the Eastern United States from Melbourne, Florida. Cardinal Airlines' strategy is to provide excellent service by seating all passengers in large "first class" seats and offering superb meals. Cardinal plans to offer full fare "one price per destination" tickets that will approximate the advanced restricted "coach" fares of major airlines. Cardinal plans to commence flight operations with 2 MD-80 series aircraft providing service between Melbourne Florida and the Baltimore / Washington D.C. markets. The Company plans to eventually add additional MD-80 series aircraft and expand service to other prominent markets. Cardinal has not had any flights and has operated at a loss. It has assets of $45,302. The Company has not yet received its FAA certifications and has not purchased any aircraft.

     The Company's executive officers and key employees have substantial experience in the airline industry. Management has chosen the Eastern United States as the Company's initial geographic market due to the concentration of high yield destinations from the Melbourne / Orlando area.

     The Company's principle offices are located at Melbourne International Airport and 1380 Sarno Road, Suite B, Melbourne, Florida 32935, (407) 757-7388.






                                   The Offering


Securities Offered by the Company...................1,900,000 Units, each
Unit consisting of one share of common stock and one warrant to purchase one share of common stock for a price of $11.00 a share until five years from the effective date of this offering.


Securities Offered by the Selling Stockholders......100,000 Units, each Unit consisting of one share of
                                                    common stock and one warrant
                                                    to purchase one share of
                                                    common stock for a price of
                                                    $11.00 a share until five
                                                    years from the effective
                                                    date of this offering.


Total Common   Stock   Offered......................2,000,000 shares

Common Stock Outstanding After the Offering.........3,931,200 shares



Use of Proceeds.....................................Costs of the offering will be paid first. After which
                                                    funds will be used for
                                                    working capital and general
                                                    corporate purposes,
                                                    including  obtaining a FAA
                                                    121 air carrier operating
                                                    certificate, acquisition
                                                    of aircraft and equipment,
                                                    and developing maintenance
                                                    and technical programs.
No Minimum..........................................The money received from the first Units sold may be used
                                                    by the Company.  The first
                                                    proceeds will be used to pay
                                                    the cost of the offering.
                                                    If the Company does not sell
                                                    enough Units to commence
                                                    operations (approximately
                                                    600,000 Units), the Company
                                                    will use the money received
                                                    to obtain additional
                                                    financing to pay operating
                                                    expenses and to acquire FAA
                                                    and DOT certifications.




Risk Factors........................................For  a  description  of certain  risk inherent in an
                                                    investment in Units , see
                                                    RISK FACTORS.

                         ------------------------------

                              Selected Financial Data

     The Selected Financial Data presented below are derived from the Consolidated Financial Statements of the Company and are qualified in their entirety by, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

Income Statement Data:
                         ------------------------------------------
                    Six Months          Fiscal Year        February 10, 1997
                  Ended December       Ended June 30,       (Inception) to
                    31, 1998               1998              June 30, 1998
                -----------------  ------------------- -------------------------
REVENUES         $      -              $      -           $       -
                -----------------  ------------------- -------------------------
NET (LOSS)       $ (83,448)            $  (20,561)        $   (23,729)
Net income
  (loss) per
  common share   $    (.05)            $     (.01)        $      (.01)
                =================  =================== =========================

 Balance Sheet Data:
                         ------------------------------------------

                    Six Months          Fiscal Year        February 10, 1997
                  Ended December       Ended June 30,       (Inception) to
                    31, 1998               1998              June 30, 1998
                -----------------  ------------------- -------------------------

Total Assets     $  45,302             $   24,000         $    24,000
                =================  =================== -------------------------
  Total
  Liabilities
  Stockholders
  Equity         $  45,302             $   24,000         $    24,000
                ================== =================== -------------------------

                                   RISK FACTORS


You should carefully consider the following factors and other information in this Prospectus before deciding to invest in the shares.


Risks Related to the Company

     No Operating History. We have not begun airline operations. There is no assurance the Company will be able to successfully obtain an FAA 121 air carrier certificate and begin flight operations. There is no assurance the Company will be able to achieve sufficient revenues to make it viable or profitable. The Company may be vulnerable to fare discounts, changes in industry conditions, competitive reactions by existing or new competitors.

     Although many of the Company's key personnel have substantial airline industry experience, there is no assurance that they will be able to successfully carry out the Company's business plan. The Company has conducted no independent market studies and is relying on management's evaluation of available market information and studies to estimate the market potential. See MANAGEMENT. See "EXHIBITS".

     No Independent Feasibility Study. The Company's business plan for the continuing implementation of its business strategy is based on the experience, judgement and certain assumptions of management, and upon certain available market information. The Company has not obtained a third party, independent feasibility study relating to its plans to conduct this Offering or to enter into the commercial airline business, nor does it plan to commission such a study.


     Competition and Competitive Reaction.  The Airline Deregulation Act of
1978 (the "Deregulation Act") made the airline industry highly competitive. The Deregulation Act substantially reduced government regulation of domestic routes and fares, and increased the airlines ability to compete with respect to fares, destinations, and flight frequencies. Although Cardinal would be the only airline providing non-stop or direct service from Melbourne International Airport to Baltimore Washington International Airport , it will compete with Delta Air Lines, Inc. (Delta), Spirit Airlines (Spirit), and other airlines that currently provide service from the Orlando
International Airport to these markets. Cardinal may also compete with new airlines providing service to these markets and existing airlines increasing service and/or lowering fares. Competition could prevent Cardinal from selling tickets for more than 60% of its available seats, which Cardinal anticipates, or even selling tickets for 42% of its available seats, which must be sold in order for the Company to break even. The average load factor, or the number of seats that need to be sold to cover the Company's costs on a flight is 47 seats.

     Practices of Unfair, Exclusionary Competition. While the Department of Transportation is proposing rules to eliminate such exclusionary conduct engaged in by some air carriers. Major air carriers have attempted to exclude new entrant air carriers through a number of tactics including drastic price cuts and flooding the market with new low-fare capacity. There can be no assurance that these proposed rules will be adopted and that a large air carrier will not exercise these predatory actions to unfairly compete against the Company. This could adversely affect the Company's business plan

     The Company's strategy not to offer any frequent flyer programs or participate in any of the established computerized reservation systems (CRS), used extensively by other airlines and travel agents could become a competitive disadvantage. See "BUSINESS" - Competition and Industry Considerations.

     Other airlines may offer fares equal to those offered by the Company or introduce new non-stop service between cities served by the Company's flights to prevent the Company from attaining a share of the passenger traffic necessary to maintain profitable operations. The Company's ability to meet price competition depends on its ability to operate at costs equal to or lower than its competitors or potential competitors. In addition, competitors with greater financial resources than the Company may attempt to price their fares below the Company's fares and/or increase their service, which could adversely affect the Company's profitability. See "BUSINESS" - Competition and Industry Considerations.

     Melbourne International Airport and Market Dominance. While Delta has announced it may reduce daily flights from Melbourne International Airport (MLB) to Atlanta, a Delta hub, the Melbourne market is currently dominated by Delta and other airlines operating out of the Orlando International Airport.

     Dependence on Executive Officers. The Company is dependent on the active participation of Lawrence A. Watson (President), Lawrence H. Mason, (VP Finance), Vincent T. Paris (Director), and Ted A. Walker (Director). The loss of their services could materially and adversely affect the business of the Company. The Company has employment agreements with each of these officers, all of which are terminable at any time by either party, subject to existing restrictive covenant agreements with the Company. The Company plans to maintain key man life insurance on certain officers and key members of the management team upon completion of this offering. See "MANAGEMENT".

     Control by Management Group. After the completion of the sale of all the Units offered herein, the Company's Executive Officers and Directors, a group of four individuals, by virtue of their holdings of both Common Stock and Series A Preferred Shares hold approximately 79% of all votes that could then be cast, without taking into account the exercise of any warrants to purchase Common Stock. As a result, the investors in this offering will not be able to exercise any control over the management of the Company. See "PRINCIPAL AND SELLING STOCKHOLDERS".


     Automation. Cardinal does not plan to use an existing reservations systems company such as SABRE, System 1, or Galileo. This could adversely affect our ability to market and sell tickets. We have entered into a preliminary licensing agreement with EQUALS International LTD. to use their airline computer software system. We plan to use the EQUALS system which covers all airline operations including ticketing, reservations, and baggage tracking. The approximate cost is between $400,000 and $500,000.

     Aircraft Availability. Cardinal plans to initially lease or lease/purchase 2 MD-80 series aircraft. We have identified sources and availability of MD-80 series aircraft and the terms on which they can be leased or lease/purchased. The purchase price for this aircraft is approximately 13.5 million dollars. Terms usually approximate a down payment of 4% to 5% of the purchase price and a monthly payment equal to 1%. Currently there are several MD-80 series aircraft available for lease or sale. However, there can be no assurance that such aircraft will be available at the time they are required. As of March 1999, we are aware of two airlines that are retiring planes that meet our requirements. If aircraft are not available when required this would have a material adverse affect on our operational plans and an aircraft lease would be needed.


     Employee Relations. Based on Management's previous experience we believe Cardinal can develop a productive, loyal workforce, and operate with lower personnel costs. We may not be able to achieve and maintain this advantage. Many airline industry employees are represented by labor unions and if Cardinal Airlines is unable to maintain a union free workforce, our costs could significantly increase.


     Dependence on Service Contractors. Cardinal will enter into agreements with contractors to provide certain equipment, facilities and services required for support operations. These will include baggage and ground handling services, certain aircraft maintenance, and specialized personnel training. It is standard industry practice for small airlines to contract these services. Typically, large airlines perform these services and use contractors on a supplemental basis. Because this is standard industry practice, such contractual services are available. However, dependence on others to provide essential services in a timely and reliable manner, could adversely affect our operations.

     Limited Number of Aircraft. Cardinal plans to begin operations with two (2) MD-80 series aircraft. Our ability to maintain revenues is dependent on the availability of the aircraft. Commercial aircraft are extremely complex machines and are subject to continued maintenance and testing. If any of our aircraft are out of service for an extended period of time or lost, Cardinal Airlines' operations would be adversely affected until the aircraft was replaced. In the event that one aircraft is out of service, the Company will attempt to temporarily lease or charter a suitable replacement. However, there can be no assurance that a suitable aircraft can be located in a timely manner.

     Effect of Aircraft Financing. The purchase price of the aircraft which the Company intends to use is $13.5 million. The Company intends to lease or make an installment purchase for such aircraft under terms of a down payment of approximately 4% to 5% of the purchase price and monthly payment equal to 1% of the aircraft. Among the first use of proceeds will be to obtain such aircraft. As a result, in the event few units are sold in this offering, the Company could find itself in the position of having spent a significant portion of its proceeds (approximately $540,000 per airplane), but have insufficient remaining proceeds to pay lease payments of $135,000 per month, thereby forfeiting its entire interest.

     Airport Access. Melbourne International Airport currently has all necessary facilities including 2 gates available. Vacant gates are assigned to carriers through negotiations based on airport use and the anticipated volume of an airline's use. Baltimore Washington International Airport has indicated that facilities are available, but that gates would have to be shared until gates currently under lease become available, or additional gates are constructed. If we are delayed or unable to secure access to any of these airports, it would adversely effect our operations.

Risks Related to the Airline Industry Generally

     Low Margin Business. The airline industry, historically has low gross profit margins, with high fixed costs in comparison to revenues. The Company believes it will be very cost effective and have lower fixed costs than other airlines. However, if the Company is unable to operate at costs less than its competitors and lower costs cannot be achieved, it could adversely affect the Company's viability.

     Cyclical Nature of Airline Industry. The airline industry has a cyclical nature and is sensitive to overall economic conditions. Historically, downturns in the economy have caused a reduction in leisure and business airline passengers, any prolonged reduction in passenger traffic may adversely affect the Company.

     Fuel Cost and Availability. Typically fuel costs are the highest operating expense for companies providing airline service. Fuel costs and availability can be affected by political and economic conditions throughout the world, any changes in the availability or cost of fuel could adversely affect the Company. See "BUSINESS" - Fuel.


     Federal Regulations. Cardinal Airlines must obtain the necessary authority from several government agencies to commence flight operations, including a Certificate of Public Convenience and Necessity from the Department of Transportation (DOT) and an operating certificate from the Federal Aviation Administration (FAA). Such authority is subject to compliance with applicable statutes, rules and regulations pertaining to the airline industry, including any new rules and regulations that may be adopted in the future. Cardinal Airlines will be required to file a "progress report" with the DOT after the first year of operations, at which time the FAA & DOT will determine if we are still fit to operate an airline. The FAA will maintain increased surveillance and scrutiny of Cardinal Airlines' operations for up to five years. There is no assurance that Cardinal Airlines will be able to comply with all present and future rules and regulations with respect to the cost of compliance and its effect on our profitability.

     Cardinal Airlines started discussions with the FAA in December of 1998. After meeting with the FAA District office, we were issued a Certification Control Number and assigned a Certification Team. The Certification Control Number puts Cardinal Airlines in a position to begin the Certification Process. The Certification Team is assigned to oversee Cardinal Airlines through the certification process, and thereafter, on an on-going basis. We have engaged counsel, Allan W. Markam, PC, in Washington, D.C., to prepare our formal DOT application. The DOT initial application should be filed by April 30, 1999. Our best estimate is that we expect to be certified by both DOT and FAA in the fourth quarter of 1999 at which time we will commence flight operations. See Risk Factor Business Government Regulations.

Risks Related to this Offering


     No Assurance of Maintenance of Public Trading Market: No NASDAQ Trading. Prior to this offering, there has been no public trading market for the Company's securities. Following the completion of this offering, the Common Stock may be included for trading on NASDAQ. There is, however, no assurance of either the development or continuance of any trading market in the Company's securities.


     No Committed Sources of Additional Financing. There can be no assurance that even if all the Units offered for sale herein are sold that we will be able to successfully consummate our business plan. We have no commitments, from any source, for additional funding. There can be no assurance that additional funding could be obtained.

     Direct Public Offering: No Underwriter. The Units offered herein are offered directly by Cardinal Airlines. We have not retained any underwriters, brokers, dealers or placement agents in connection with this offering. However, we plan to engage broker/dealers to assist in the sale and distribution of the Units. None of the Directors or Officers of Cardinal Airlines has any experience in making a direct public stock offering. The absence of an underwriter could adversely affect the Company's ability to sell the Units. Cardinal Airlines retains the right to use broker-dealers to sell and distribute the Units in this offering. If Cardinal Airlines exercises this right, commissions paid to such broker-dealers may materially affect the amount of proceeds received by Cardinal Airlines from the offering.


     Current Prospectus and State Blue Sky Laws Registration Required to Exercise Warrants. Purchasers of Units will have the right to exercise the Warrants included therein only if a current prospectus relating to the shares underlying the warrants is then in effect and only if such shares are qualified for sale under applicable securities laws of the states in which the various holders of the Warrants reside. There is no assurance that the Company will be able to maintain a current prospectus covering such shares or be able to register or qualify such shares in the states where such warrant holders reside. The Warrants will be derived of any value if a current prospectus covering such shares issuable in exercise thereof is not kept effective or if such shares are not registered in the states in which holders of the Warrants reside. (See "Description of Securities -- Warrants."

     No Dividends. The Company has never paid cash dividends on its stock and has no plans to do so in the foreseeable future. The Company intends to retain earnings, if any, for business use.


     Immediate and Substantial Dilution. This Offering involves an immediate and substantial dilution between the initial public offering price of $10.00 per Unit and the pro forma net tangible book value per share of Common Stock after the Offering. Such dilution will amount to $5.62 if all Units are sold; $6.15 if 1,500,000 Units are sold; $6.99 if 1,000,000 Units are sold; $7.90 if 600,000
Units are sold; and $8.18 if 500,000 Units are sold. See "DILUTION".

     Risks of Low-Priced Stocks. If the trading price, if any, of the Common Stock were to fall below $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock" (generally, any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000, $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing prior to effecting the transaction and in writing before or with the customer confirmation. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements may discourage them from effecting transactions in the Common Stock, which could severely limit the liquidity of the Common Stock and the ability of purchasers in this offering to sell the Common Stock in the secondary market.

     Determination of Offering Price. The Company has unilaterally and arbitrarily determined the offering price of the Units. Among the factors considered in determining such price were the prices of airline common stock, the Company's capital requirements, the percentage of ownership to be held by investors following the Offering, and the prospects for the Company's business. The offering price does not necessarily bear any relationship to the Company's assets, book value, earnings history, or other investment criteria and should not be considered an indication of the actual value of the Company's securities. See "PLAN OF DISTRIBUTION".


     Possible Adverse Impact of Shares Available for Future Sale. Sales of substantial amounts of Common Stock in the public market, if any, after this Offering or the prospect of such sales could adversely affect any market price of the Common Stock and may have a material adverse effect on the Company's ability to raise any necessary capital to fund its future operations. Upon completion of this Offering, assuming all Units are sold, the Company will have 3,931,200 shares of Common Stock outstanding. The 2,000,000 shares included in the Units offered hereby will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares held by "affiliates" of the Company within the meaning of the Securities Act which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act ("Rule 144"). The remaining 1,931,200 shares are "restricted" securities that may be sold only if registered under the Securities Act, or sold in accordance with an applicable exemption from registration, such as Rule 144. The officers and directors, who together will hold 1,387,740 shares of Common Stock (assuming all Units offered herein are sold). During 1999, 782,160 shares of Common Stock will be eligible for sale in the public market, if any, subject to compliance with Rule 144 If such holders cause a large number of shares to be sold in the public market, if any, such sales or the perception that such sales could occur, could have a material adverse effect on the market price of the Common Stock and the Company's ability to raise additional capital.

     No Minimum Amount for This Offering. Because there is no minimum amount of Units required to be sold in the Offering, all the cash received will go directly to the Company to be used as described in "Use of Proceeds." While $80,000 of the total offering cost of $130,000 has previously been paid by the Company and will not be reimbursed to the Company from the proceeds of this Offering, $50,000 of the costs of this offering will be paid from the proceeds. If only 5,000 or fewer Units are sold, the result would be that all the proceeds will be used to pay the remaining expenses of the Offering. The sale of fewer than 600,000 Units would materially and adversely effect the Company in that the Company would be required to significantly limit its operational expenses, by curtailing significantly or deferring the Company's planned airline services. See "USE OF PROCEEDS".


     Management's Broad Discretion in Application of Proceeds. The Company intends to use the proceeds of the Offering to pay the costs of the Offering and the balance will be added to the Company's working capital where it will be available for general corporate purposes. As of the date of this Prospectus, the Company cannot specify with certainty the particular uses for the net proceeds to be added to its working capital. Accordingly, management of the Company will have broad discretion as to the application of the net proceeds of the Offering. See "USE OF PROCEEDS".

                                  USE OF PROCEEDS


     The net proceeds to the Company from the sale of the Units, after deduction of estimated offering expenses (estimated to be approximately $130,000, of which $50,000 will be paid from the proceeds of this offering) and the Company's anticipated use of proceeds is set forth below. There is no minimum number of Units that must be sold in the Offering, and all funds will be paid directly to the Company. Since there are no minimum proceeds we may not be able to do anything discussed in this section.

     In the event all Units offered herein are sold, the Company would receive $17,050,000 of net proceeds from this offering after deduction of possible fees paid to qualified broker-dealers and expenses of this offering. The net proceeds of this offering will be used for: (i) expenditures for deposits and down payments on aircraft, and equipment and inventory; (ii) development of maintenance and technical programs designed to comply with federal regulatory requirements; (iii) Federal Certification expenses (iv) identification, hiring and training of necessary labor force; and (v) working capital and general corporate purposes. The amounts and timing of expenditures for each purpose is subject to the broad discretion of the management and will depend on factors such as the amount of net proceeds available to the Company and the effects of competition, many of which are beyond the Company's control. If only 5,000 or fewer Units are sold, the result would be that all the proceeds will be used to pay the expenses of the Offering.

         Because the Company has no minimum proceeds in this Offering, it is possible that the Company will receive no funds or insufficient funds to enable it to effectuate its planned use of proceeds set forth above.



Unit Sales                         1,900,000 Units    1,500,000 Units   1,000,000 Units   600,000 Units(1) 500,000 Units (2)

Gross Proceeds from
  Offering                        19,000,000         15,000,000        10,000,000       6,000,000        5,000,000

Less Remaining Offering
   Expenses                           50,000             50,000            50,000          50,000           50,000

Maximum (possible)
   commissions                     1,900,000          1,500,000         1,000,000         600,000          500,000
                            -----------------  ----------------- ------------------  -------------- -----------------
Net Proceeds from
   Offering                       17,050,000         13,450,000         8,950,000       5,350,000        4,450,000

Use of Net Proceeds

Flight Operations (3)              2,260,000          2,260,000         2,260,000       2,260,000        1,360,000
Fuel (4)                             860,000            860,000           860,000         450,000
Maintenance (5)                      813,000            813,000           813,000         542,000
Passenger Services and
   Station Operations (6)          1,650,000          1,650,000         1,650,000       1,650,000        1,343,000
Marketing, Sales,
   Advertising (7)                                      883,000           883,000         883,000          623,000

Key Man Life Insurance                28,000             28,000            28,000          28,000           28,000
FAA  DOT Certification               350,000            350,000           350,000         350,000          350,000
Computer System Lease                 50,000             50,000            50,000          50,000           50,000
Initial Promotions                                      400,000           400,000         400,000          250,000
Working Capital                    9,756,000          6,156,000         1,656,000         354,000        4,022,000
                            -----------------  ----------------- ------------------  -------------- -----------------
Proceeds Used                     17,050,000         13,450,000         8,950,000       5,350,000        4,450,000


(1) Number unit sales necessary to obtain DOT certification. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION." and "GOVERNMENT REGULATIONS" under Business.

(2) Insufficient to obtain DOT certification and commence Company operations. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION".


(3) Flight Operations Expense Includes
     o    Flight Crew Cost of Labor
     o    Flight Crew Training
     o    Flight Support Personnel Cost of Labor
     o    Aircraft Lease Expense
     o    Aircraft Hull Insurance

(4) Fuel Expense Includes
     o    Cost of Fuel
     o    Cost of Fuel Transportation and Storage

(5) Maintenance Expense Includes
     o    Maintenance Personnel Cost of Labor
     o    Cost of Maintenance Personnel Training
     o    Ground Equipment Lease Expense
     o    Maintenance Equipment Lease Expense
     o    Maintenance Data Base Fees and Publications

(6) Passenger Services and Station Operations Expense Includes
     o    Flight Attendant Cost of Labor
     o    Flight Attendant Training Expense
     o    Passenger Food Service Expense
     o    Station Ramp Services Expenses
     o    Terminal facilities Lease Expenses


(7) Marketing, Sales and Advertising Expense Includes
     o    Reservation and Ticket Agent Personnel Expense
     o    Staff Training Expenses
     o    Advertising
     o    Communications Systems Equipment Lease Expense
     o    Web Site and Data Base Expenses



     Until required for operations, the Company's policy is to invest its cash reserves in bank deposits, certificates of deposit, commercial paper, corporate notes, U.S. government instruments, and other investment-grade quality instruments.

     The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders.

                                    DILUTION


     "Dilution" represents the difference between the initial public offering per share of Common Stock and the pro forma net tangible book value per share of Common Stock immediately after the completion of this Offering. "Pro forma net tangible book value" is the amount that results from subtracting the total liabilities of the Company from its total tangible assets after giving effect to Common Stock sold in a private placement subsequent to December 31, 1998. Dilution arises mainly from an arbitrary decision by the Company with respect to the Offering price per share of Common Stock. In this Offering, the level of dilution will be increased as a result of the Company's low net tangible book value prior to this Offering.

     The net tangible book value of the Company prior to this Offering based on the December 31, 1998, financial statements was $45,302 or $.02 per share of Common Stock (based on 2,031,200 Common Shares outstanding).

     Between June 10, 1998, and March 23, 1999, the Company sold 746,200 common shares for $.50 per share to 34 purchasers, some of whom are officers and directors of the Company in a private placement. The Company received a total of $373,100 in the private placement. No further shares will be sold in the private placement.

     If the maximum shares offered herein are sold, the Company will have 3,931,200 shares issued and outstanding upon completion of the Offering. After giving effect to the sale of the shares of Common Stock offered hereby by the Company and the receipt and application of the estimated proceeds therefrom, net of estimated commissions and Offering expenses of the Offering, the post Offering pro forma net tangible book value of the Company will be $17,212,700 or $4.35 per share or 44% from the Offering price of $10.00 per share. Net tangible book value per share would increase to the benefit of present shareholders from $.08 prior to the Offering to $4.38 after the Offering, or an increase of $4.30 per share attributable to the purchase of the Shares by investors in this Offering.


     The following table illustrates the estimated net tangible book value per share after the Offering and the dilution to persons purchasing Shares based on the foregoing Maximum Offering assumption:



                              1,900.000 Units   1,500,000 Units   1,000,000 Units   600,000 Units    500,000 Units
Offering  Price of  Common        10.00            10.00               10.00             10.00           10.00
    Stock (per share)


Net  tangible  book  value          .08              .08                 .08               .08             .08
per share  before  the
    Offering

Increase     per     share         4.30             3.77                2.93              2.02            1.74
    attributable        to
    payments     by    new
    investors

Pro  forma  net   tangible         4.38             3.85                3.01              2.10            1.82
    book  value  per share
    after the Offering

Dilution  per share to new         5.62             6.15                6.99              7.90            8.18
    investors



The following table set forth as of December 31, 1998, after giving effectto the Offering, the number of shares of Common Stock purchased from theCompany, the total consideration paid and the average price per share paid by existing shareholders and by new investors on an as adjusted basis:



                                           Shares Purchased                  Total Consideration             Average
                                         ------------------                 --------------------            Price Per
                                      Number            Percentage         Amount        Percentage         Shares (1)
                                    ----------         ------------     -------------   ------------       -----------
Investors in this Offering  ......  2,000,000             50.88%         $20,000,000       98.11%             $10.00

Current Stockholders (2)  ........  1,931,200             49.12%             385,950        1.89%             $ 0.20
                                   ------------         -----------      -----------    ------------       -----------

Totals  ........................... 3,931,200               100%         $20,385,950         100%               $5.19


                          ----------------------------


(1) The average price per share is calculated by dividing the total consideration paid by the total number of shares purchased. (2) Sales by the Selling Stockholders in this offering would cause the number of shares currently held by existing stockholders (2,031,200), to be reduced to 1,931,200, or 49.12% of the total number of shares of Common Stock to be outstanding after this offering.


                                 DIVIDEND POLICY

     Since inception, the Company has not declared or paid any cash dividends on its capital stock. The Company currently intends to retain any future earnings for funding growth and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION


     The following table sets forth (i) the historical capitalization of the Company giving effect to the private placement of $152,479 as of December 31, 1998; (ii) the capitalization of the Company giving effect to the private placement of $373,100 which concluded on March 23, 1999; and (iii) the capitalization of the Company, as adjusted to reflect the issuance and sale of the Common Stock offered hereby at an assumed offering price of $10.00 per share. This table should be read in conjunction with the financial statements and related notes appearing elsewhere herein.




                          Audit through      After Private     1,900,000      1,500,000     1,000,000     600,000       500,000
                         December 31, 1998     Placement      Units  Sold    Units  Sold   Units  Sold   Units  Sold  Units  Sold
                        ----------------------------------------------------------------------------------------------------------


Long term debt

Shareholder's  Equity

  Common Stock $.01
   par value, 50,000,000
   shares authorized,
   1,712,400 shares
   issued
   and outstanding         $ 13,279           $  16,462       $    35,462     $    31,462      $  26,462    $  22,462    $   21,462

Preferred Shares
   1,000,000 authorized
   100,000 Series A issued,
    900,000 unissued
    and undesignated as
    to series              $  1,000            $  1,000        $    1,000     $     1,000     $    1,000    $    1,000    $   1,000


Additional Paid-In
   Capital                 $138,200            $260,117        $   17,291      $13,695,117    $9,200,1173    $5,604,117  $4,705,117

Retained Earnings         ($107,177)          ($107,177)         ($107,177)      ($107,177)     ($107,177)    ($107,177)  ($107,177)

Total Shareholder's Equity  $45,302            $170,402        $17,220,402     $13,620,402     $9,120,402    $5,520,402  $4,620,402
Total Capitalization        $45,302            $170,402        $17,220,402     $13,620,402     $9,120,402    $5,520,402  $4,620,402


                       -------------------------------------
                 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Statements herein regarding the dates on which the Company anticipates commencing operations. With respect to such dates, the Company's management team has made certain assumptions regarding, among other things, the successful and timely completion of the Offering, the approval of its FAA certification, the availability of adequate funding, the absence of delays in acquiring necessary equipment, and the availability of airport space available in an appropriate destination. The Company's ability to commence operations on the dates anticipated is subject to certain risks, including the risks discussed under "Risk Factors.". Actual airline activities may vary significantly from the current plans depending on numerous factors including changes in the costs of such activities from current estimates, the timing of regulatory submissions, the status of competitive services and the status of the economy in general.

     All of the above estimates are based on the current expectations of the Company's management team, which may change in the future due to a large number of potential events, including unanticipated future developments.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Financial Statements and the related Notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and in "Special Note Regarding Forward-Looking Statements."


Results of Operations


     Cardinal Airlines is a development stage, airline company. Cardinal Airlines is considered to be in the development stage because we have devoted substantially all of our efforts to establishing the business plan, organization, and raising capital.

Liquidity and Capital Resources


     Since inception in February 1997 our efforts have principally been devoted to organization, development and raising capital. Cardinal Airlines has not received any revenues from flight services, and does not expect any of its flights to be commercially available until 600,000 Units are sold. From inception through December 31, 1998, we have sustained cumulative losses of $107,177 of which $48,600 was consulting fees, $22,569 in professional fees, $19,345 rent, $3,981 in supplies, $6,472 for utilities, $4,416 in depreciation, $5,616 miscellaneous expenses, and $50 in taxes. These losses have resulted primarily from expenditures incurred in connection with general and administrative activities, organization and development, trademark registration and offering costs.

     A quarterly comparative analysis for results of operations provides no additional information. Since inception we have been a development stage company and there have been no significant developments which would allow for a comparative analysis of the interim financial statements.


     We expect to incur substantial costs in the future resulting from the acquisition of aircraft, equipment, agreements with airport service providers such as baggage handling, and fuel service. Additional expenses will include airport facilities, maintenance costs, and marketing. There can be no assurance that Cardinal Airlines will ever achieve profitable operations.

     To date, Cardinal Airlines has not marketed or generated revenues from the commercialization of any service. Our current planned flights will not begin until at least one month after 600,000 units of this offering are sold. During this period following the sale of 600,000 units, we expect to hire additional personnel. Depending on how rapidly units are sold, we may also be finalizing arrangements for aircraft which could increase the time in which scheduled operations would begin.

     Cardinal Airlines has only a limited operating history upon which an evaluation of its prospects can be based. The risks, expenses and difficulties encountered by companies at an early stage of development must be considered when evaluating Cardinal Airlines prospects. To address these risks, the Company must, among other things, successfully develop and commercialize its services, secure all necessary proprietary rights, respond to competitive developments and continued government regulation, and continue to attract, retain and motivate qualified persons. There can be no assurance that we will be successful in addressing these risks. See "RISK FACTORS".


     Our operating expenses will depend on several factors, including the level of aircraft maintenance and repair expenses. Development of Cardinal Airlines planned flights will depend upon economic factors which we cannot predict. Management may, in some cases, be able to control the timing of developmental expenses, in part, by controlling growth. As a result of these factors, we believe that period-to-period comparisons are not necessarily meaningful and should not be relied upon as an indicator of future performance. Due to all of the foregoing factors, it is possible that our operating results will be below the expectations of market analysts, if any, and investors. In such event, the prevailing market price, if any, of the Common Stock would likely be materially adversely affected. See "RISK FACTORS".

     Cardinal Airlines has incurred negative cash flows from operations since its inception. We have expended and expect to continue to expend in the future, substantial funds to complete our planned service development efforts. Our future capital requirements and the adequacy of available funds will depend on numerous factors including the successful commercialization of planned flights, obtaining sufficient funding to acquire aircraft and equipment, fuel, hiring qualified personnel, keeping pace with government regulation, obtaining adequate insurance and the development of contractual agreements with airports, and airport service providers. We believe that our existing capital resources would be sufficient to meet operating requirements at existing operating levels through December, 1999. However, Cardinal Airlines requires the proceeds of this Offering and interest thereon to meet its planned operating requirements (which will significantly increase when compared to historical operating levels) through that date. In the event our plans change or our assumptions change or prove to be inaccurate or the proceeds of this Offering prove to be insufficient to fund operations (due to unanticipated expenses, delays, problems or otherwise), we could be required to seek additional financing. The terms and prices of any additional financing may be significantly more favorable than those of the Units sold in this offering. Cardinal Airlines does not have any material committed sources of additional financing, and there can be no assurance that additional funding, if necessary, will be available on acceptable terms, if at all. If adequate funds are not available, we may be required to delay, scale back, or eliminate certain aspects of our operations. If adequate additional funds are not available, Cardinal Airlines' business, financial condition, and results of operations will be materially and adversely affected.

     Cardinal Airlines may receive additional funding under the provisions pertaining to the exercise of the warrants which are part of the Units offered herein. See - "WARRANTS".

     Currently, we have no plans to sell or issue any additional preferred stock.


     The net proceeds from the sale of 600,000 Units in this offering is estimated to be the minimum amount necessary to begin operations. If less than 600,000 Units are sold, then we would use the proceeds to pay the offering expenses and commissions. Any remaining proceeds would be used to secure additional funding. See "USE OF PROCEEDS".


BUSINESS

History

     The Company was organized as a Delaware corporation in February 1997. To date, all activities have been organizational and developmental in nature. The Company was formed to provide non-stop air service between Melbourne International Airport and certain key high yield destinations. Initial service is planned between Melbourne International Airport and Baltimore Washington International Airport, providing four peak departures and arrivals from each city daily. By carefully selecting its markets, offering high levels of customer service, controlling growth, and efficiently using its resources, the Company believes it can profitably offer airline services from Melbourne, Florida.

Industry Conditions and Competition

      The airline industry has experienced unprecedented growth and profits over the last few years. Two basic reasons for this growth and profits are fuel costs and an upturn in the economy. The cost of fuel greatly affects operating costs. Demand for air service increases in a healthy economy.


       Cardinal Airlines business plan primarily focuses on the business passenger who does not have the luxury of booking flights well in advance to get a low fare and desires a higher level of service. While business travel, as a rule, is not discretionary, it generally diminishes during unfavorable economic times as businesses tend to tighten cost controls. We anticipate, based on our experience and DOT reports, that the weakest travel periods for business will generally be during the months of January, May, and September. Leisure travel is highly discretionary and may be subject to seasonal variations. Non-business pleasure travel generally increases during the summer months and at holiday periods.


     The Airline Deregulation Act of 1978 (the "Deregulation Act") made the airline industry highly competitive. It substantially reduced government regulation of domestic routes and fares, and increased the airlines ability to compete with respect to fares, destinations, and flight frequency's.

     Most major airlines today have complex hub systems, with several different type and sizes of aircraft and partner with commuter airlines to feed passengers to their hubs and code share ticketing to the final destinations. The major airlines smaller jet aircraft usually serve secondary cities with commuter aircraft (usually nineteen passenger) serving the smaller cities and towns. Flights between the hub and small towns, small cities and secondary cities are usually operated on higher frequencies to coordinate service with connecting flights to and from the hub to other destinations and hubs. This system allows airlines to serve more destinations, (some of which would not otherwise have air service) capture a greater share of the passenger market, and produce greater revenues. Most major hub cities are dominated by a single large carrier, such as Delta Air Lines in Atlanta.

     Hub systems are complex and inherently require flights that are not profitable to meet scheduling requirements. These flights may be scheduled for inconvenient times, or use an aircraft which has a greater capacity than required for the flight. These flights increase operating costs which must be offset by the flights with high load factors and profits. In an attempt to increase load factors on these flights, airlines operating hub systems have contrived restrictive, conditional and complicated fares. Low fare tickets encourage airline use for flights with low load factors. Additionally, having multiple classes of service, such as First Class, Business Class, and Coach creates a complex reservations system that can be very frustrating to passengers.

     Airlines that do not operate a hub system such as Southwest Airlines have various operating strategies, most operate a "direct flight" system with usually one class of minimal service, no frills, and aircraft configured with high density seating. These airlines usually avoid highly serviced routes and generally choose routes that fill a niche market.

     To operate a profitable low fare airline, high load factors and low operating costs must be maintained. Marketing substantially lower fares, direct and consistent service can be very effective in maintaining high load factors. Most low fare carriers, large and small, are very cost effective by focusing on managing the airline, and outsourcing or contracting a majority of operations and services.

     Melbourne International Airport is presently serviced by two airlines, Delta Air Lines, a major air carrier that operates a hub system and Spirit Airlines, a small low fare air carrier. Delta Air Lines provides several daily flights to Atlanta their major hub and flights from Atlanta to Cardinal's planned destinations. Spirit provides two Daily non-stop flights to New York's LaGuardia airport. Initially the Company does not plan to provide service to the New York LaGuardia Airport, but does plan to provide non-stop service to one of New York's key airports. There can be no assurance Delta, Spirit, or other airlines will not provide additional service to Melbourne International Airport.

Company Strategy

     The Company's strategy is to focus on the business traveler who usually does not have the luxury to book flights well in advance or to comply with the highly restrictive conditions of low priced tickets. Because of this, business travelers are usually forced to purchase a high priced full fare coach ticket which offers a low level of service, or an extremely high priced first class ticket that offers excellent service. Some airlines on some flights offer a limited number of "Business Class" seats that provide more comfortable seating and a higher level of service than coach. This is a desirable choice for the business traveler, but often unavailable.


     Cardinal Airlines believes by developing a low cost highly efficient airline it will be able to offer its passengers excellent service at a reasonable price, while producing substantial profits. We plan to have a simple, straight forward relationship with our customers offering full fare "one price per destination" tickets that will approximate the cost of advanced (14 days prior) restricted "coach" fares of major airlines. The "Passengers Bill of Rights" which is before congress at this time, outlines airlines shortcomings in their relationship with passengers. Cardinal Airlines wants to be recognized as an airline dedicated to safety, that provides a high level of service and has an excellent relationship with it's customers.


     We believe that by offering the highest levels of safety and customer service, as well as non-stop flights to key destinations load factors would be maximized. The Company will offer only one class of service which will be equivalent to First Class service offered by other airlines. The Company will configure its aircraft with large "First class seats" and specialized galleys to facilitate serving excellent meals with complimentary champagne and wine. The Company will offer a full fare ticket (one price per destination) that will approximate the advanced restricted "coach" fares of major airlines.


     Cardinal Airlines intends to support its flights by attracting customers now being served by other airlines as well as other airports. Melbourne International Airport's air service area includes 7 Florida counties with an air service market of approximately 800,000 passengers. In a July 1997 study conducted by SH&E Air Transport Consultancy for the Melbourne International Airport, 3 of the top proposals SH&E made were:

o        Improve Washington D.C. service to Non-Stop
o        Expand service to the New York market
o        Aggressively pursue having an airline headquarter in Melbourne

     The same SH&E study estimates that 70% of Melbourne passengers are diverted to Orlando every year. Further, a July 1997 survey of businesses in the Melbourne air service market, conducted by the Melbourne - Palm Bay Chamber of Commerce, showed that 76.3% of the businesses surveyed would commit 100% of their travel resources to the Melbourne International Airport provided timing and rates were comparable with other airports. We believe that the Company can not only meet but exceed our anticipated break even load factor of 42%.


     We will place special importance on the selection of new employees. The Company believes, by hiring qualified employees, with a structured employment program that allows for career advancement and job security; and providing proper training, necessary resources, and a safe pleasant work environment, that it will be able to develop and maintain a highly productive workforce. We intend to develop a "cafeteria style" employee benefits program, that would add significant valuable benefits to the employees, and meet individual needs without hindering the Company's ability to maintain profit levels. This may include programs such as excellent employee child care, insurance, retirement benefits, stock options, and company sponsored clubs and organizations. The Company believes such employee programs will promote loyalty and productivity.


     The Company believes that a simplified corporate structure with limited tier levels will promote excellent communications and interaction throughout the entire workforce, allowing the Company to benefit from its employees' experience.


     Cardinal Airlines has not established an employee benefits plan at this time. We plan to implement comprehensive employee benefit programs when airline operations commence.

     Cardinal Airlines has selected EQUALS, a mature, fully integrated, year 2000 compliant, automated, "turn key" airline software system used by several small airlines and the Colombian Air Force, which provides for complete airline capabilities and functions. This is a unified system that operates on readily available "generic" IBM compatible computers, is designed to provide for growth and expansion, and is simple to learn and operate. The EQUALS system covers the entire spectrum of airline operations including customer services, flight operations, ground operations, maintenance, inventory control, and communications. As an example, it provides for automated reservations and ticketing, with connectivity to Travel Agents and remote operating sites. Travel Agents will not be required to obtain additional software to interface with our system. We believe that our ability to begin operations using a simple, reliable, unified system will provide significant cost savings and a competitive edge over other airlines using more complicated systems which have evolved over a period of years. Cardinal Airlines will "outsource" services where it is more cost effective or productive.


     Geographic Market. The Company, based in Melbourne Florida, will initially provide service to large key markets in the Eastern United States. Service between these prominent markets and central Florida historically provides some of the highest passenger and fare yields. We believe that Melbourne International Airport is strategically located to capitalize on the significant business markets of Central Florida, with an additional advantage of the close proximity to many notable tourist attractions, such as Kennedy Space Center, Port Canaveral, Beaches, and major Orlando Theme Parks.

Fares, Route System, and Scheduling

     The Company will offer a simple full fare, one class open ticket without restrictive conditions (such as advance booking and Saturday night stay over) and a single price per destination. Initially, all flights will be non-stop. The Company plans to commence flight operations with non-stop service between Melbourne International Airport and Baltimore Washington International Airport, then add service to the New York market. The Company has begun negotiations with Baltimore's Washington International Airport and believes that gate and maintenance areas can be leased on favorable terms. One of the most common mistakes by new carriers is uncontrolled growth. Maintaining a steady, controlled growth, the Company would add additional service to other prominent markets throughout the Eastern United States. Flights will be scheduled to provide significant and convenient service to these markets.

Marketing

     The Company plans to add additional safety equipment to its aircraft which exceeds the mandated requirements of the FAA, such as fire and smoke detection in all cargo and baggage compartments, and equipment designed for the flight crew to deal with smoke in the aircraft's cockpit. Flight crews will be trained in the proper use of certain emergency medical equipment that will be on all Company aircraft. We believe the Company's planned configuration of the aircraft with fewer, more comfortable seats, is also inherently safer.

     The Company plans to maximize the effectiveness of its marketing by: concentrating on passenger potential areas surrounding destinations served by the Company. The Company will use local cost effective media such as newspaper advertisements, radio advertisements during the morning and afternoon commuter rush hours, and billboards on prominent highways in Melbourne, Florida. Additionally, by direct contact and promotions to area businesses, clubs, and governmental agencies, the Company will nurture a "preferred airline relationship."


     We believe, visibility and recognition are extremely important in marketing, especially for a new airline. The Company believes by painting its aircraft a vivid Cardinal red color they will be highly visible parked at the gate, taxiing, and in flight. The Company's bright red aircraft will actually act as a logo, and be identified even from a distance.


     The ease of making reservations and ticketing is a crucial part of capturing the largest possible market share. The Company believes an efficient and reliable automated reservations system (such as the software selected by the Company), with connectivity to travel agents and the Internet will increase initial and repeat use of the Company's airline services. All reservations, counter, and gate positions will be adequately staffed with competent, friendly, and courteous personnel, programs will be developed with travel agents that provides incentives to book customers with Cardinal Airlines. Management believes customers should have as many viable means of booking a flight as possible such as a National toll free number, the Internet and travel agents. The Company will attempt to make purchasing a ticket as convenient and customer friendly as possible as this is an important part of the travel experience. Complete customer satisfaction will be a company objective. The Company believes this can equate to the most effective advertising, "word of mouth."

Aircraft Acquisition


     We believe, to be cost effective, Cardinal Airlines should only operate one type of aircraft. Operating one type of aircraft should significantly lower maintenance and crew training costs. Cardinal Airlines has identified sources, general availability, and average cost to lease, lease/purchase used MD-80 series aircraft. We believe that 2 MD-80 series aircraft with approximately 32,000 flight hours, can be located, acquired, and configured to our specifications to commence flight operations. The frequency of scheduled maintenance on these aircraft should be the same as on a new aircraft, the amount of maintenance performed on a scheduled maintenance visit may be slightly higher.


Maintenance and Repairs

     The Company plans to operate MD-80 series aircraft which are modern commercial airliners used extensively in the airline industry, with more than 1100 currently in service.

     The Company will have maintenance operations managed and staffed by seasoned airline personnel that will perform routine daily and turn-around maintenance. Overhauls and heavy maintenance that require extensive maintenance facilities will be outsourced to reputable, FAA approved companies certified to perform maintenance on MD-80 series aircraft and engines. The Company will maintain a presence of Quality Assurance personnel on site to insure all work performed meets the requirements of Cardinal Airline's Maintenance Program. The Company has not made any agreements with maintenance organizations that are certified to perform maintenance on MD-80 series aircraft and engines.

     The Company plans to maintain an inventory of spare parts to support its maintenance operations and will also rely on FAA approved vendors and manufactures for additional parts requirements. We believe replacement parts are available in sufficient quantities. There can be no assurance that these industry conditions will continue.

Fuel

     Aircraft fuel is expected to be the Company's largest operating expense. Jet fuel costs and availability, being subject to world economic and political conditions, cannot be predicted with any degree of certainty. The Company will attempt to enter into agreements with fuel suppliers to stabilize fuel costs. An increase in fuel prices or a diminished supply could have a material adverse effect on the Company's operations.

Insurance

     The Company plans to maintain insurance policies of type customary in the industry in amounts adequate to meet DOT requirements and to protect the Company against loss of property and life. The policies will provide coverage for public liability, passenger liability, baggage and cargo liability, property damage, including coverage for loss and damage to its flight equipment, and worker's compensation insurance. There is no assurance, however, that the amount of insurance carried by the Company will be sufficient to protect it from material loss.

Government Regulations

     Under United States Federal Statute, any one who wants to provide air transportation service as an air carrier must first obtain two separate authorizations from the Department of Transportation. The "safety" authority, in the form of an Air Carrier Certificate and Operations Specifications from the Federal Aviation Administration (FAA). The "economic" authority, from the Office of the Secretary of Transportation (the Department), in the form of a certificate for interstate passenger and/or cargo authority issued under the Federal Statute. A certificate authorizing interstate air transportation may be issued after a finding by the department that the applicant is "fit", willing, and able" to perform the proposed service. (Certificate of Public Convenience and Necessity).

     "Air Transportation," as defined by Federal Statute, means the transportation of passengers or property by aircraft as a common carrier for compensation, or the transportation of mail by aircraft, in interstate air transportation.

     "Interstate air transportation," as defined by Federal Statute, means operations between place in a state, territory, or possession of the United States and another state, territory, or possession of the United States. The Company plans to only provide air transportation services within the United States, its territories or possessions.

     Federal Statute defines a "citizen of the United States" as: (1) an individual who is a citizen of the United States; (2) a partnership each of whose partners is an individual who is a citizen of the United States; or (3) a corporation or association organized under the laws of the United States or a state, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, and in which at least 75 percent of the voting interest is owned or controlled by persons that are citizens of the United States. The Company's President and Board of Directors are U.S. citizens and we anticipate that a majority of the public investors will be U.S. citizens.

     The Company will be required to provide information to the Department to assess the financial position and its understanding of the costs of starting its operations. Prior to being granted an effective certificate, the Company must provide independent, third-party verification, that it has available to it, resources sufficient to cover all of its pre-operating costs. Plus, the operating expenses that are reasonably projected for three months of "normal" operations. In calculating available resources, projected revenues cannot be included.

     Once the Company has been found fit initially, it becomes subject to the requirements of Federal Statute which require that the Company must remain fit in order to continue to hold its authority to provide air transportation services. The Department will require the Company to provide a "progress report" twelve (12) months after it commences operations. This report would include information on the Company's then current operations, a summary of how its operations have changed during the year, a discussion of any changes it anticipates during its second year of operations, its second year current financial statements, and information on whether the Company had undergone any changes in ownership or management.


     Cardinal Airlines will submit application to the proper authorities for the necessary certification to operate a domestic airline. We believe we will be able to obtain and maintain the proper certifications. If we are delayed or unable to meet these requirements we would not be able to operate as an airline under our own certificate.

     According to the DOT informational packet, How to Become a Certificated Air Carrier, dated September, 1998, "Before being granted an effective Certificate, an applicant must provide independent, third-party verification that it has available to it resources (e.g., cash, lines-of-credit, bank loans) sufficient to cover all of its pre-operating costs plus the operating expenses that are reasonably projected to be incurred by the applicant during three months of "normal" operations." We estimate that the funds necessary to meet this DOT certification requirement and therefore to begin operations are approximately $5,350,000 (the net proceeds for the sale of 600,000 units). See "USE OF PROCEEDS".

Year 2000

     The Company has entered into a letter of intent for its ticketing system and has received written assurance that this system is year 2000 compliant. Defective date programming in computer hardware and software might cause problems in the year 2000. Date errors may impact computer applications and also production resources, and the procedures of outside suppliers and independent contractors. Importantly, it is not always known where such date information is used.

     Melbourne International Airport, Baltimore International Airport and First Union Bank have also stated that they are Year 2000 compliant. The MD-80 series aircraft and the EQUALS Airline Computer Software system which Cardinal Airlines has selected, are year 2000 compliant. The FAA has adopted the U.S. Government Accounting Office's recommended five-phase repair process to address the Year 2000 issue, the final phase is scheduled to be complete on June 30, 1999. Not only will the Company continue to request written assurances of year 2000 compliance with all software, hardware and information technology systems it purchases, but also, the Company plans to conduct regular back-ups of ticket sales throughout the year and immediately prior to the year change to preserve previously received reservations. We will not make significant changes in operations, such as adding destinations or flights, during the period immediately before and after December 31, 1999. As a contingency we will prepare to adjust flight schedules, for example: the FAA has stated it would reduce air traffic capacity before compromising the safety of the National Airspace System.


Miscellaneous

     All air carriers are also subject to certain provisions of the Communications Act of 1934, as amended, because of their extensive use of radio and other communication facilities, and are required to obtain an aeronautical radio license from the Federal Communications Commission ("FCC"). To the extent the Company is subject to FCC requirements, it will take all necessary steps to comply with those requirements.

     The Company operations may become subject to additional federal requirements in the future under certain circumstances. For example, The Company's labor relations are covered under Title II of the Railway Labor Act of 1926, as amended, and are subject to the jurisdiction of the National Mediation Board. During a period of past fuel scarcity, air carrier access to jet fuel was subject to allocation regulations promulgated by the Department of Energy. The Company is also subject to state and local laws and regulations at locations where it will operate and the regulations of various local authorities that operate airports it serves.

Properties

     The Company leases approximately 2,200 square feet of office space at its principal address for general corporate and operational use at a current monthly rent of approximately $1,250.00 under a lease which expires July of 1999. The Company is presently negotiating leases for counter, office, gate, maintenance and hangar facilities at Melbourne, and Baltimore Washington, International Airports. Some facilities may be subleased from other airlines. The Company believes that sufficient and adequate facilities exist at most airports currently under consideration which can be leased on favorable terms.

Service Marks

     The Company has filed "intent to use" service mark applications for "Cardair," "Dedicated to Safety and Service" and "The Little Airline with the Big Seats." There is no assurance that these service marks will be approved by the U.S. Patent Office.

Legal Proceedings

     There are no legal proceedings pending in which the Company is a party or of which any of its property is the subject of any legal proceeding.

Further Information

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto, certain portions having been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby reference is made to the Registration Statement, including the exhibits and financial statement schedules thereto, which may be inspected without charge at the public reference facility maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at the prescribed rates. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                                   MANAGEMENT

     The following table contains the name, age and position with the Company of each executive officer and director of the Company as of the date of this Prospectus. Their respective backgrounds are described following the table.



                     Age      Position

Lawrence A. Watson   52       Chairman of the Board, President, CEO
H. Lawrence Mason    46       Chief Financial Officer, Vice-President Finance,
                                Secretary, Treasurer
Vincent T. Paris     51       Vice-President Logistics Support, Director
Ted A. Walker        55       Vice-President Properties and Facilities, Director
Tom Vandervelde      63       Vice-President Safety & Regulatory Compliance
David  A. Linsley    61       Vice-President Flight Operations
John J. Pertschi     52       Vice-President of Maintenance
Jack H. Freeman      68       Vice-President of Quality
Ronald J. Newbold    37       Vice-President Investor Relations
Dennis M. Cunningham 51       Chief Pilot
Karen Glover         35       Director of In-Flight Services
John Ryff            38       Director of Stores

     Lawrence A. Watson has been Chairman of the Board and Chief Executive Officer of the Company since its inception in February 1997, and President since March of 1997. He is a multi-engine, instrument rated commercial pilot with extensive experience in the aviation industry. Mr. Watson in 1990 was one of the Founders of Allied Aviation Inc., a commercial aircraft parts company, where as Vice President of Corporate Development he organized the management team, directed two private placements, and researched and developed new business. He has been a member of Allied's Board of Directors since 1990. Mr. Watson was a F.A.A. Air Traffic Controller at the Miami Air Route Control Center from 1970 to 1976.

     Dr. H.  Lawrence  Mason has been  Secretary  Treasurer,  Director and
Chief Financial Officer of the Company since March of 1997. Dr. Mason has held a wide variety of research, engineering, administrative, and executive level positions in various corporate settings. He was Vice President of Finance from 1990 to 1996 for Allied Aviation, Inc. and currently holds a position on the Board of Directors. Dr. Mason was President and C.E.O. of Florida Design Build Systems, Inc. from 1985 to 1992. He was President and C.E.O. of F.D.C.S.I. from 1984 to 1989. Dr. Mason attended the University of Kentucky, the University of South Florida, University of Louisville Graduate School and School of Medicine/Dentistry.


     Vincent T. Paris has been a member of the Company's Board of Directors since March of 1997. Mr. Paris has been involved in the development as a consultant since March of 1998 and will become the Vice President of Logistic Support after the completion of this offering. Mr. Paris began his aviation career in 1964 with the United States Navy. Mr. Paris held numerous managerial and executive positions in the throughout his career. Mr. Paris was employed by Allied Aviation, Inc. from 1992 to 1998 he was the Vice President of Operations from 1994 to 1998, and was also a member of the Board of Directors. From 1990 to 1992 he served as Director of Quality Assurance for Pan American Airways Surplus Parts Subsidiary "Allmat International."
Mr. Paris was involved with several start up established operations in the past. He has a Bachelor of Science degree in Technology from Florida International University.

     Ted A. Walker has been a member of the Company's Board of Directors since March of 1997 and will become the Vice-President of Properties and Facilities after the completion of this offering. Mr. Walker graduated from South Florida Junior College with an Associate of Arts degree in Business in 1968. He was a Staff Sergeant in the United States Army and after leaving the Army became an FAA Air Traffic Controller from 1970 to 1981. Since 1981, Mr. Walker has been President and C.E.O. of Add Fire Inc., which he founded in that year. He is also very active in many trade organizations and Community projects.

     Thomas L. Vandervelde is currently a consultant for the Company, assisting the Company to obtain the 121 Air Carrier Certificate from the Federal Aviation Administration (F.A.A.) and the Economic Authority from the Secretary of Transportation (D.O.T.). After the Company obtains its Certifications Mr. Vandervelde will become the Vice President of Regulatory Compliance & Safety. Mr. Vandervelde was with the Federal Aviation Administration for 35 years, and held various positions in the Flight Standards District Offices. Since his retirement in 1991 from the Federal Aviation Administration, Mr. Vandervelde has held various top level management positions with Tech.Ops. International, Michael Goldfarb and Associates, and InterFlight Services. Mr. Vandervelde has assisted in the Part 121 Certification process of several start-up airlines. He has developed interactive database maintenance programs for commercial aircraft, and has conducted numerous safety compliance audits and provided recommendations to several large commercial aviation operators.

     David A. Linsley will become the Vice-President of Flight Operations after the completion of this offering. Mr. Linsley has over 40 years of flying experience, including a distinguished career as military pilot in the United States Marine Corp. from 1958 to 1967 where he flew more than 120 combat missions over Vietnam. His career as a Commercial Airline Pilot began in 1967 with United Airlines. He retired as a Senior Captain in 1997 after 30 years of service. Mr. Linsley has over 18,000 hours of accident and incident free flying with over 5300 hours as Pilot in Command. Mr. Linsley Graduated from San Diego State University with a B.A. in English. Mr. Linsley is the Founder and President of the Pegasus Fear of Flying Foundation. He is also Editor and publisher of Pegasus Magazine, a travel and entertainment magazine for airline employees worldwide.

     John J. Pertschi will become the Vice-President of Maintenance after the completion of this offering. Mr. Pertschi has more than 35 years of experience in the aviation maintenance business. Mr. Pertschi was a jet mechanic in the United States Air Force from 1963 to 1967. Mr. Pertschi has held several key managerial positions with a major airline, start up airlines and maintenance facilities. From 1968 to 1983 Mr. Pertschi worked for Continental Airlines and was the Line Maintenance Supervisor from 1981 to 1983. Mr. Pertschi left Continental to take a position as Manager of Technical Services for a new start up airline; Frontier Horizon, Inc. Mr. Pertschi was also a manager of aircraft maintenance for Evergreen Air
Center, Inc., Director of Maintenance for Jetborne Aircraft Leasing, Inc. from 1986 to 1989, and Director of Maintenance for Carnival Airlines from 1989 to 1992. From 1993 to 1999, he was Assistant Director of Maintenance and Production Control Operations Manager for Commodore Aviation.


         Jack H. Freeman will become the Vice-President of Quality after the completion of this offering. Mr. Freeman has more than 39 years of experience in airline maintenance operations. Mr. Freeman began his career in 1948 as an aircraft mechanic in the United States Navy. His career in commercial airline operations began in 1957 with Delta Airlines and he was with Delta until in 1994. Mr. Freeman was an aircraft mechanic until 1970, at which time he was assigned to the inspection department. While in the inspection department he inspected all fleet aircraft for airworthiness, including identifying any aircraft engine and systems malfunctions and instituted corrections. Delta's fleet included Boeing 727, 737, 747, 757,767, Douglas DC-8, DC-9, DC-10 MD-80, and Lockheed L-1011 aircraft. Mr. Freeman had assignments as Quality Control Representative for Delta at the Douglas and Lockheed Aircraft Factories, where he was responsible for aircraft inspection during their construction. Additionally, he was an inspector for Delta at the Boeing Aircraft Company. Since his retirement from Delta in 1994, Mr. Freeman has been engaged as a consultant and inspector for several aviation companies.


     Ronald J. Newbold has worked as a consultant for the Company since October 1998, and was appointed Vice President of Investor Relations on December 1st 1998. Mr. Newbold has an extensive background in sales, marketing and business management and has held numerous management positions. He has developed programs for streamlining operational procedures. Mr. Newbold has designed several database and network systems to track aircraft, inventory's, as well as sales and marketing of products. He has also developed markets and accounts for new and existing product lines. Mr. Newbold graduated from Wichita State University with a Bachelor of Business Administration in Marketing. From September 1992 through March 1995, Mr. Newbold was employed at Dallas Aerospace engaging in commercial aircraft parts and engine sales. Following that, Mr. Newbold worked for thirteen months at AmTec as a Sales Manager. From April 1996 until April 1997, he was engaged in the same position for Kellstrom, Inc. He then worked for Allied Aviation, Inc. as Marketing Manger for commercial aircraft parts.

         Dennis M. Cunningham will become the Chief Pilot after the completion of this offering. Mr. Cunningham has over 28 years of experience in airline operations and flight training, with a total of over 15,000 flight hours and 10,884 hours as Pilot in Command. Mr. Cunningham began his commercial airline career in 1970 with Air New England until 1980. Mr. Cunningham is experienced with all aspects of Airline Certification, Simulator Training, Proficiency Checks, Instructor Pilot. Responsible for training pilots during Initial Operating Experience and Flight Training. Mr. Cunningham has extensive experience on both Domestic and International Routes. He also has endorsements by the FAA as an Instructor Pilot/Check Airman on the DC9/MD80 and Simulator Instructor on both DC-9 and L-1011. Mr. Cunningham has previously assisted in establishing a training department and participated in developing Operational Manuals, Training Syllabuses and Crew Instructions. From 1990 to 1995 Mr. Cunningham served as Captain/Instructor Pilot for Saudi Arabian Airlines, from 1995 to 1996 was Captain for Caribjet, from 1996 to 1997 Project Manager/Check Airman for Nations Air, From 1997 to 1998 Captain for Gemini Air Cargo and is currently flying for TradeWinds Airlines.


     Karen D. Glover will become the Director of In-Flight Services after the completion date of this offering. Ms. Glover began her career as a Flight Attendant with Ansett Australian Airlines in 1985 and was employed there until 1991. From 1991 to 1993 she was employed by Eva Airways as an Instructor. She is qualified as a flight attendant on 7 aircraft types. While with Ansett, she was a member of the Cabin Safety Committee. Ms Glover has held several positions in all aspects of In-Flight Services, from assisting in developing an In-Flight Department, Crew Scheduling, Training, Safety and Standards Compliance. She has developed, written, and revised Flight Attendant Manuals, Training manuals, in addition to developing Standards Programs.

     John J. Ryff has worked as a consultant for the Company and will become Director of Materiel after the completion of this offering. Mr. Ryff served for 13 years in the United States Marine Corps. and achieved the rank of Sergeant. The last position he held was Maintenance Control Chief where his duty was overseeing the units Material Support and Supply Division. Upon leaving the Marine Corps in 1993. In December 1993, Mr. Ryff was employed by Allied Aviation, a supplier of commercial aircraft parts. Mr. Ryff was initially employed as the Inventory Control Manager, then appointed to the company's sales department and later promoted to Sales Manager until June of 1998.

Summary of Cash and Certain Other Compensation


                                                             Long-Term
                                 Annual Compensation     Compensation Awards

                                                       Restricted  Securities
                           Deferred  Cash  Other Annual   Stock     Underlying
      Bonus LTIP Payouts      Other Compensation
Name                 Year  Salary  Salary Compensation   Awards    Options/SARs


Lawrence A Watson    1997    ---     ---       ----       ----        ----
                     1998    ---     ---       ----       ----        ----

H. Lawrence Mason    1997    ---     ---       ----       ----        ----
                     1998    ---     ---       ----       ----        ----


David A. Linsley     1998    ---     ---       ----       ----        ----

Tom Vandervelde      1998    ---     ---       ----       ----        ----

Vincent T. Paris     1997    ---     ---       ----       ----        ----
                     1998    ---   $27,600     ----       ----        ----

Ted A. Walker        1997    ---     ---       ----       ----        ----
                     1998    ---     ---       ----       ----        ----
Ronald J. Newbold    1998    ---   $ 8,000     ----       ----        ----

John J. Ryff         1998    ---   $11,600     ----       ----        ----

     On July 1, 1998, the Company entered into a five-year employment agreement with Mr. Watson, providing for an annual salary of $110,000 per year to be increased to $130,000 per year "upon the Company reaching break-even load factor and maintaining that level for 30 consecutive days." The term of the employment agreement will commence on the earlier of the date agreed to by employee and the Company or as cash flow permits. The agreement may be terminated for cause upon Mr. Watson's disability for nine consecutive months or nine months out of a 12-month period. The agreement may be terminated without cause on 60 days' notice upon one-half of Mr. Watson's base salary for the remaining term of the contract. Mr. Watson's employment agreement is renewable annually for five-year terms unless either party gives written notice of termination at least 60 days before the then current term.

     On July 1, 1998, the Company entered into a three-year employment agreement with Mr. Mason, providing for an annual salary of $100,000 per year to be increased to $110,000 per year "upon the Company reaching break-even load factor and maintaining that level for 30 consecutive days." The term of the employment agreement will commence on the earlier of the date agreed to by employee and the Company or as cash flow permits. The agreement may be terminated for cause upon Mr. Mason's disability for nine consecutive months or nine months out of a 12-month period. The agreement may be terminated without cause on 60 days' notice. Upon such termination, Mr. Mason will receive one-half of his base salary for the remaining term of the contract. Mr. Mason's employment agreement is renewable annually for three-year terms unless either party gives written notice of termination at least 60 days before the then current term.

     On July 1, 1998, the Company entered into a three-year employment agreement with Mr. Paris, providing for an annual salary of $90,000 per year to be increased to $100,000 per year "upon the Company reaching break-even load factor and maintaining that level for 30 consecutive days." The term of the employment agreement will commence on the earlier of the date agreed to by employee and the Company or as cash flow permits. The agreement may be terminated for cause upon Mr. Paris's disability for nine consecutive months or nine months out of a 12-month period. The agreement may be terminated without cause on 60 days' notice. Upon such termination, Mr. Paris will receive one-half of his base salary for the remaining term of the contract. Mr. Paris's employment agreement is renewable annually for three-year terms unless either party gives written notice of termination at least 60 days before the then current term.

     On July 1, 1998, the Company entered into a three-year employment agreement with Mr. Walker, providing for an annual salary of $90,000 per year to be increased to $100,000 per year "upon the Company reaching break-even load factor and maintaining that level for 30 consecutive days." The term of the employment agreement will commence on the earlier of the date agreed to by employee and the Company or as cash flow permits. The agreement may be terminated for cause upon Mr. Walker's disability for nine consecutive months or nine months out of a 12-month period. The agreement may be terminated without cause on 60 days' notice. Upon such termination, Mr. Walker will receive one-half of his base salary for the remaining term of the contract. Mr. Walker's employment agreement is renewable annually for three-year terms unless either party gives written notice of termination at least 60 days before the then current term.

     On November 5, 1998 the Company entered into a one-year employment agreement with Mr. Vandervelde, providing for an annual salary of $90,000 per year to be increased to $100,000 per year "upon the Company reaching break-even load factor and maintaining that level for 30 consecutive days." The term of the employment agreement will commence on the date the Company receives it's 121 Air Carrier certificate from the FAA and Economic authority from the office of the Secretary of Transportation. The agreement may be terminated for cause upon Mr. Vandervelde's disability for nine consecutive months or nine months out of a 12-month period. The agreement may be terminated without cause on 60 days' notice. Upon such termination, Mr. Vandervelde will receive one-half of his base salary for the remaining term of the contract. Mr. Vandervelde's employment agreement is renewable annually for one-year terms unless either party gives written notice of termination at least 60 days before the then current term.


     On November 5, 1998, the Company entered into a one-year employment agreement with Mr. Linsley, providing for an annual salary of $90,000 per year to be increased to $100,000 per year "upon the Company reaching break-even load factor and maintaining that level for 30 consecutive days." The term of the employment agreement will commence on the earlier of the date agreed to by employee and the Company or as cash flow permits. The agreement may be terminated for cause upon Mr. Linsley's disability for nine consecutive months or nine months out of a 12-month period. The agreement may be terminated without cause on 60 days' notice. Upon such termination, Mr. Linsley will receive one-half of his base salary for the remaining term of the contract. Mr. Linsley's employment agreement is renewable annually for one-year terms unless either party gives written notice of termination at least 60 days before the then current term.

     On December 10, 1998, the Company entered into a one-year employment agreement with Mr. Pertschi, providing for an annual salary of $90,000 per year to be increased to $100,000 per year "upon the Company reaching break-even load factor and maintaining that level for 30 consecutive days." The term of the employment agreement will commence on the earlier of the date agreed to by employee and the Company or as cash flow permits. The agreement may be terminated for cause upon Mr. Pertschi's disability for nine consecutive months or nine months out of a 12-month period. The agreement may be terminated without cause on 60 days' notice. Upon such termination, Mr. Pertschi will receive one-half of his base salary for the remaining term of the contract. Mr. Pertschi's employment agreement is renewable annually for one-year terms unless either party gives written notice of termination at least 60 days before the then current term.

         On January 11, 1999, the Company entered into a one-year employment agreement with Mr. Freeman, providing for an annual salary of $90,000 per year to be increased to $100,000 per year "upon the Company reaching break-even load factor and maintaining that level for 30 consecutive days." The term of the employment agreement will commence on the earlier of the date agreed to by employee and the Company or as cash flow permits. The agreement may be terminated for cause upon Mr. Freeman's disability for nine consecutive months or nine months out of a 12-month period. The agreement may be terminated without cause on 60 days' notice. Upon such termination, Mr. Freeman will receive one-half of his base salary for the remaining term of the contract. Mr. Freeman's employment agreement is renewable annually for one-year terms unless either party gives written notice of termination at least 60 days before the then current term.

     On October 2, 1998, the Company entered into a one-year employment agreement with Mr. Newbold, providing for an annual salary of $90,000 per year to be increased to $100,000 per year "upon the Company reaching break-even load factor and maintaining that level for 30 consecutive days." The term of the employment agreement will commence on the earlier of the date agreed to by employee and the Company or as cash flow permits. The agreement may be terminated for cause upon Mr. Newbold's disability for nine consecutive months or nine months out of a 12-month period. The agreement may be terminated without cause on 60 days' notice. Upon such termination, Mr. Newbold will receive one-half of his base salary for the remaining term of the contract. Mr. Newbold's employment agreement is renewable annually for one-year terms unless either party gives written notice of termination at least 60 days before the then current term.

         On January 15, 1999, the Company entered into a one-year employment agreement with Mr. Cunningham, providing for an annual salary of $85,000 per year to be increased to $95,000 per year "upon the Company reaching break-even load factor and maintaining that level for 30 consecutive days." The term of the employment agreement will commence on the earlier of the date agreed to by employee and the Company or as cash flow permits. The agreement may be terminated for cause upon Mr. Cunningham's disability for nine consecutive months or nine months out of a 12-month period. The agreement may be terminated without cause on 60 days' notice. Upon such termination, Mr. Cunningham will receive one-half of his base salary for the remaining term of the contract. Mr. Cunningham's employment agreement is renewable annually for one-year terms unless either party gives written notice of termination at least 60 days before the then current term.

     On December 10, 1998, the Company entered into a one-year employment agreement with Ms. Glover, providing for an annual salary of $70,000 per year to be increased to $80,000 per year "upon the Company reaching break-even load factor and maintaining that level for 30 consecutive days." The term of the employment agreement will commence on the earlier of the date agreed to by employee and the Company or as cash flow permits. The agreement may be terminated for cause upon Ms. Glover's disability for nine consecutive months or nine months out of a 12-month period. The agreement may be terminated without cause on 60 days' notice. Upon such termination, Ms. Glover will receive one-half of her base salary for the remaining term of the contract. Ms. Glover's employment agreement is renewable annually for one-year terms unless either party gives written notice of termination at least 60 days before the then current term.

     On October 2, 1998, the Company entered into a one-year employment agreement with Mr. Ryff, providing for an annual salary of $70,000 per year to be increased to $80,000 per year "upon the Company reaching break-even load factor and maintaining that level for 30 consecutive days." The term of the employment agreement will commence on the earlier of the date agreed to by employee and the Company or as cash flow permits. The agreement may be terminated for cause upon Mr. Ryff's disability for nine consecutive months or nine months out of a 12-month period. The agreement may be terminated without cause on 60 days' notice. Upon such termination, Mr. Ryff will receive one-half of his base salary for the remaining term of the contract. Mr. Ryff's employment agreement is renewable annually for five-year terms unless either party gives written notice of termination at least 60 days before the then current term.


                              CERTAIN TRANSACTIONS

     The following is a summary of certain transactions among the Company and related persons.

     On March 1, 1997, the Company issued a total of 890,000 shares to its directors for $.01 per share (230,000 shares were purchased by Mr. Watson; 220,000 shares were purchased by Mr. Mason; 220,000 shares were purchased by Mr. Paris; and 220,00 shares were purchased by TAWCOT, a trust controlled by Mr. Walker).

     On July 1, 1997, the Company issued a total of 240,000 shares to its directors for $.50 per share (60,000 shares each were purchased by Mr. Watson, Mr. Mason, Mr. Paris and the TAWCOT trust, a trust controlled by Mr. Walker). The purchase price was payable in cash or by the execution of a promissory note bearing interest at 8% payable in full on or before June 30, 2003. In connection with these purchases, Mr. Watson executed a promissory note in the original pre-paid amount of $17,123; Mr. Walker executed a promissory note for $27,971; Mr. Paris for $26,183; and Mr. Mason executed a promissory note for $25,394.

     On October 16, 1998, the Company sold each to Mr. Watson, Mr. Mason, Mr. Walker and Mr. Paris 25,000 Series A Preferred Shares (totaling 100,000
Series A Preferred Shares) for a purchase price of $.01 per share.

     On January 11, 1999, the Company authorized the issuance of a total of 100,000 Warrants to the Selling Shareholders on the basis of one Warrant for each share offered. See "SELLING SHAREHOLDERS".

     The Company entered into a consulting agreement wtih Maviation, LLC, which is owned by a key employee, Thomas Vandervelde. Pursuant to the terms of the contract, Maviation will pursue a Part 121 Certification at a rate of $800.00 per day for the Company.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 31, 1998, and as adjusted to give effect to the sale of the Units offered hereby, by (i) each person (or group or affiliated persons) known to the Company to be the beneficial owners of more that 5% of the Company's Common Stock, (ii) each director of the Company, (iii) each of the Company's executive officers, (iv) the Selling Stockholders, and (v) all of the Company's directors and officers as a group.

           Common Shares
                                    Beneficially Owned (1)  Number of Common Shares Beneficially
                             Prior to Offering  Shares      Owned After Offering (2)
Stockholder Name            Number  Percent Offered  Number   Percent
and Address
==========================================================================================
Beauchesne, Alfred M. & Maryann                        20,000       1.17%       2,000        18,000      1.05%
297 HWY A1A #315,  Satellite Beach, FL 32937
Berkley, Thomas S.                                     30,000       1.75%       3,000        27,000      1.58%
8505 Sheridan Road, Melbourne, FL 32904
Couch, Eugene J. Jr.                                    5,000       0.29%         500         4,500      0.26%
3561 Sparrow Lane, Melbourne, FL 32935
Ellis, Marie D.                                         8,000       0.47%           0         8,000      0.47%
325 South Banana River Blvd, Cocoa Beach, FL 32931
Glover, Karen D.                                       30,000       1.75%           0        30,000      1.75%
2455 Summer Brook St, Melbourne, FL 32940
Greenwood, Bruce D. & Mayra S.                         16,000       0.93%       1,600        14,400      0.84%
1321 Mallard Court, Ft. Pierce, FL 34982
INDEGO(trust managed by Litton Walker)                 20,000       1.17%       2,000        18,000      1.05%
P.O. Box 352, Avon Park, FL 33825
Kee, Terry L.                                          15,400       0.90%       1,540        13,860      0.81%
PSC 78 Box 2872 APO AP 96326-2872, APO AP, 96326-2872
Linsley, David A.                                      40,000       2.34%           0        40,000      2.34%
6483 Fox Run Circle, Jupiter, FL 33458-1875
Mason, H. Lawrence                                    280,000      16.35%      16,600       263,400     15.38%
432 St.Johns Dr., Satellite Beach, FL 32937
Mason, L. Dianne                                       20,000       1.17%       2,000        18,000      1.05%
5415 Collins Ave., #602, Miami Beach, FL 33140
Newbold, Darin K.                                      10,000       0.58%       1,000         9,000      0.53%
4141 Horizon N. Parkway Apt. 1333, Dallas, TX 75287
Newbold, Ronald J.                                     50,000       2.92%       5,000        45,000      2.63%
600 Dinner St. N.E., Palm Bay, FL 32907
Paris, Vincent T.                                     280,000      16.35%      14,080       265,920     15.53%
855 Hawser St. N.E., Palm Bay, FL 32907
Pertschi, John J.                                      40,000       2.34%           0        40,000      2.34%
5280 S.W. 4th Street, Plantation, FL 33317
Rackley, William R. Jr.                                50,000       2.92%       5,000        45,000      2.63%
1000 Eastwood Rd. Apt. J7, Hilliard, FL 32046
Riles, Dennis                                          20,000       1.17%       2,000        18,000      1.05%
1823 Van Pelt Road, Sebring, FL 33870
Ryff, John J. Jr.                                      50,000       2.92%       5,000        45,000      2.63%
365 Needle Blvd., Merritt Island, FL 32953
Serrao, Michael A.                                     26,000       1.52%       2,600        23,400      1.37%
218 Nemo Circle N.E., Palm Bay, FL 32907
Shores, Derrick V. & Shores, Faith L.                  10,000       0.58%       1,000         9,000      0.53%
1458 Manzanita St. N.W., Palm Bay, FL 32907
Simoncelli, Raymond A.                                 20,000       1.17%       2,000        18,000      1.05%
25461 Nottingham Ct, Laguna Hill, CA 92653
TAWCOT(trust managed by Ted A. Walker)(3)             280,000      16.35%      15,000       265,000     15.48%
8528 N.W. 66th St., Miami, FL 33166
Vandervelde, Todd & Gregory B. Jonet                   10,000       0.58%           0        10,000      0.58%
7501 Woodknoll Drive, Charlotte, NC 28217
Vandervelde, Tom                                       50,000       2.92%       2,500        47,500      2.77%
128 Albacore Lane, Foster City, CA 94404
Waters, Charles K.                                     15,000       0.88%           0        15,000      0.88%
1498 Alberni Street N.W., Palm Bay, FL 32907
Waters, Christine A.                                   17,000       0.99%       1,500        15,500      0.91%
P.O. Box 9022, Reston, VA 20195
Watson, Lawrence A.                                   290,000      16.94%      14,080       275,920     16.11%
1564 Raymor St. N.W., Palm Bay, FL 32907
Wheeler, James                                         10,000       0.58%           0        10,000      0.58%
773 Bianca Drive N.E., Palm Bay, FL 32905

                                                    1,712,400                 100,000     1,612,400


                                    Page 36


(1) The information presented in this table with respect to beneficial ownership reflects "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act. All information with respect to the beneficial ownership of any shareholder and, except as otherwise indicated, each shareholder has sole voting and investment power with respect shares listed as beneficially owned by such shareholder. Pursuant to the rules of the Commission, in calculating percentage ownership, each persons deemed to beneficially own shares subject to options or warrants exercisable within 60 days of the date of this Prospectus.
(2) Assumes the sale of all of the Units offered herein.
(3) Controlled by Ted A. Walker.

                            DESCRIPTION OF SECURITIES

     The Company's Articles of Incorporation, as amended, authorize the Company to issue 50,000,000 shares of common stock, $0.01 par value per share and 1,000,000 shares of Preferred Stock, par value $.01. As of the date of this Prospectus, 2,031,200 shares of the Common Stock were outstanding and 100,000 Series A Preferred Shares were outstanding. The description in this Prospectus of the capital stock of the Company is qualified by and subject to the Delaware General Corporation Law and the Company's Articles of Incorporation and By-laws, copies of which Articles and By-laws have been filed as exhibits to the Registration statement of which this Prospectus is a part and to which reference is made for the provisions thereof which are summarized below.

Units


     Each Unit offered hereby consists of one (1) share of Common Stock and one Warrant to purchase one share of common stock. Each Unit will be offered for a price of $10.00. Warrants may be exercised at a price of $11.00 until Five years from the effective date of this offering. The Warrants hereby are immediately transferable separately from the Common Stock and issued with the Common Stock as part of the Units. The Warrants are subject to the terms of a Warrant resolution by Cardinal Airlines' Board of Directors which defines the terms under which the Warrants may be exercised, called and transferred.


Common Stock

     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders and have no cumulative voting rights. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "DIVIDEND POLICY". In the event of liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock offered hereby will also be fully paid and nonassessable.

Warrants

     The holder of each warrant is entitled, upon payment of the exercise price of $11.00 to purchase one (1) share of Common Stock. Unless previously redeemed, the Warrants are exercisable at any time until five years from the effective date of this offering, provided that at such time a current prospectus relating to the underlying Common Stock is in effect and the underlying Common Stock is qualified for sale or exempt from qualification under applicable state securities laws. The Warrants included in the Units offered hereby are immediately transferable separately from the Common Stock and issued with such Warrants as part of the Units. The Warrants are subject to redemption, as described below.

     Redemption. Commencing on the date of this Prospectus, the Warrants are subject to redemption by the Company, on not more than sixty (60) nor less than thirty (30) days' written notice, at a price of $.05 per Warrant, if the average closing bid price of the Common Stock for any 30 consecutive business days ending within 15 days of the date on which the notice of redemption is given exceeds $15.00 per share. In the event the Company elects to redeem the Warrants, any remaining restrictions on transfer or exercise will expire. Holders of Warrants will automatically forfeit their rights to purchase the shares of Common Stock issuable upon exercise of such Warrants unless the Warrants are exercised before the close of business on the date immediately prior to the date set for redemption. The notice of redemption shall be made by first class mail, postage prepaid, not less than 15 days prior to the date of redemption, and shall specify the redemption price, the date fixed for redemption, the place where the Warrant certificates shall be delivered and the redemption price to be paid, and that the right to exercise the Warrants shall terminate at 5:00 PM EST on the business day immediately preceding the date fixed for redemption. The Company may without notice to warrant holders extend the time in which the warrants may be exercised or reduce the exercise price.

     The Warrants may be exercised upon surrender of the certificate(s) therefor on or prior to the earlier of their expiration of the redemption date (as explained above) at the offices of the Company's warrant agent (the "Warrant Agent") with the form of "Subscription Agreement" on the reverse side of the certificate(s) filled out and executed as indicated, accompanied by payment (in the form of certified or cashier's check payable to the order of the Company) of the full exercise price for the number of Warrants being exercised.

     The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price in certain events, such as stock dividends, stock splits, mergers, certain issuance of Common Stock below fair market value, sale of substantially all of the Company's assets, and for other extraordinary events in order to enable the holders of the Warrants to obtain the same or equivalent rights which they would have obtained if the Warrants had been exercised prior to the event.

    The Company is not required to issue fractional shares of Common Stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. The holder of a Warrant will not possess any rights as a stockholder of the Company unless and until the person exercises the Warrant.

Preferred Shares

     The Company has issued 100,000 Series A Preferred Shares of the 1,000,000 Preferred Shares authorized. The rights and preferences of preferred shares issued in the future, if any, will be determined by the Company's Board of Directors. Holders of Series A preferred Shares have no right to receive dividends, but shall be entitled to a preference in the amount of $.01 per share in the event of dissolution of the Company. Holders of Series A preferred shares are entitled to vote with the holders of common shares on any matter upon which common share holders are entitled to vote, including without limitation the election of directors, at a rate of 100 votes for every share held. As a result, the holders of the 100,000 preferred shares, Mr. Watson, Dr. Mason, Mr. Paris and Mr. Walker possess 10,000,000 votes and will control the affairs of the Company. Preferred shares are non-transferable.

Undesignated Preferred Stock

     The authorized but unissued Preferred Stock (900,000 shares) may be issued in series, and shares of each series will have such rights and preferences as are fixed by the Board of Directors in the resolutions authorizing the issuance of that particular series. In designating any series of Preferred Stock, the Board of Directors may, without further action by the holders of Common Stock, fix the number of shares constituting that series and fix the dividends rights, dividend rate, conversion rights, voting rights (which may be greater or lesser than the voting rights of the Common Stock), rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences of the series of Undesignated Preferred Stock. The holders of any series of Preferred Stock, when and if issued, are expected to have priority claims to dividends and to any distribution upon liquidation of the Company, and they may have other preferences over the holders of the Common Stock.

     The Board of Directors may issue series of Preferred Stock without action by the stockholders of the Company. Accordingly, the issuance of Preferred Stock may adversely affect the rights of the holders of the Common Stock. In addition, the issuance of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the stockholders. Issuance of Preferred Stock may dilute the voting power of holders of Common Stock (such as by issuing Preferred Stock with super-voting rights) and may render more difficult the removal of current management, even if such removal may be in the stockholders' best interest. The Company has no current plans to issue any additional Preferred Stock.

Transfer Agent  -  Warrant Agent

     The transfer agent, registrar for the common stock and warrant agent is First Union National Bank of North Carolina.

Limitation of Liability and Indemnification of Directors.

     The right of the stockholders to sue any director for misconduct in conducting the affairs of the Company is limited by the Company's Articles of Incorporation and Delaware statutory law to cases for damages resulting from breaches of fiduciary duties involving acts or omissions involving intentional misconduct, fraud, knowing violations of the law or the unlawful payment of dividends. Ordinary negligence is not a ground for such a suit. The statute does not limit the liability of directors or officers for monetary damages under the Federal Securities laws.

     The Company also has the obligation, pursuant to the Company's By-laws, to indemnify any director or officer of the Company for all expenses incurred by them in connection with any legal action brought or threatened against such person for or on account of any action or omission alleged to have been committed while acting in the course and scope of the person's duties, if the person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to criminal actions, had no reasonable cause to believe the person's conduct was unlawful, provided that such indemnification is made pursuant to then existing provisions of Delaware General Corporation Law at the time of any such indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

                         SHARES ELIGIBLE FOR FUTURE SALE


     At the completion of this Offering, there will be 3,931,200 shares of Common Stock outstanding if all Units are sold. There will be 2,000,000 shares of Common Stock issuable upon the exercise of outstanding warrants. There is no current market for the Company's securities, and no market may exist at the conclusion of this Offering. In the event a market for the Company's stock develops, the Company cannot predict the effect, if any, that market sales of restricted shares of Common Stock (described below) or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market would likely adversely affect any prevailing market price for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

Sales of Restricted Securities


     Assuming all Units offered herein are sold, 1,931,200 shares of Common Stock outstanding prior to the Offering, were or will be issued and sold by the Company in private transactions not involving a public offering in reliance upon exemptions under the Securities Act. These securities are treated as "restricted securities" and may not be resold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom. No outstanding shares are subject to registration rights.


                              PLAN OF DISTRIBUTION

     Of the 2,000,000 Units of Common Stock offered hereby, 1,900,000 Units are being sold by the Company and 100,000 Units are being sold by the Selling Stockholders. Each Unit offered consists of one share of common stock and one warrant to purchase one share of common stock for a price of $11.00 a share until Five years from the effective date of this offering. The Company will not receive any of the proceeds from the sale of Units by the Selling Stockholders. There is no minimum number of Units to be sold in the Offering, and all funds received will go immediately to the Company. The Offering will be terminated upon the earliest of: the sale of all Units, twelve months after the date of this Prospectus (unless extended), or the date on which the Company decides to close the Offering. A minimum purchase of 100 Units ($1,000) is required. The Company reserves the right to reject any Unit Purchase Agreement in full or in part. Units being offered by Selling Shareholders will only be sold following the sale of all 1,900,000 Units offered by the Company.

     The Company plans to offer and sell the Units directly to investors and has not retained any underwriters, brokers, dealers, or placement agents in connection with the Offering. However, the Company reserves the right to use brokers, dealers, or placement agents and could pay commissions equal to as much as 10 percent of the gross proceeds. The Company will effect offers and sales of Units through printed copies of this Prospectus delivered by mail and electronically, by contacting prospective investors by publicizing the Offering through a posting on the Company's World Wide Web site www.flycardinal.com, through newspaper advertisements, and by contacting additional potential investors by direct e-mail and regular mail solicitation. Any voice or other communications will be conducted in certain states through the Company's executive officers, and in other states, where required, through a designated sales agent, licensed in those states.

     Residents of Virginia purchasing Units must have a net worth of at least $225,000 or a net worth of at least $60,000 and an annual income of at least $60,000. Net worth in all cases is calculated exclusive of home, furnishings and automobiles. Virginia residents may not invest more than 10%of their readily marketable assets in the offering.

                                      LEGAL

     Certain legal matters in connection with validity of the Units offered hereby will be passed upon for the Company by Bruce Brashear, Esq., Gainesville, Florida.

                                     EXPERTS


     The financial statements of the Company for the period from February 10, 1997 (inception) to December 31, 1998, appearing in this Prospectus and Registration Statement have been audited by Rosenfield & Company, P.A., independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             UNIT PURCHASE AGREEMENT

[To purchase any of the Units, you must be a resident of a state where the sale of Units is permitted under the state's securities laws.]

To:
                  Cardinal Airlines,  Inc.
                  1380 Sarno Road, Suite B
                  Melbourne, FL 32935 USA
                  Phone:(407) 757-7388
                  Fax:     (407) 757-7390
                  E-mail: mail@flycardinal.com

I have received and had an opportunity to read the Prospectus by which the Units are offered.

Enclosed is payment for____________ Units (minimum 100), at $10.00 per unit, totaling $____________.

Make check payable to Cardinal Airlines, Inc.

Signature(s)__________________________________              Date_______________

Register the Units in the following name(s) and amount(s):

Name(s)_____________________________________       Number of Units ____________

As (check one):
Individual _______  Joint Tenants _______  Trust _______  IRA _______

Tenants in Common _______   Corporation _______   Keogh _______   Other _______

For the person(s) who will be registered owner(s):

Mailing Address:________________________________________________________________

City, State & Zip Code: ________________________________________________________

Business Phone: (_____)________________     Home Phone: (_____)_________________

Social Security or Taxpayer ID Number: _________________________________________

     (Please attach any special mailing instructions other than shown above)

            NO UNIT PURCHASE AGREEMENT IS EFFECTIVE UNTIL ACCEPTANCE

     (You will be mailed a signed copy of this Agreement to retain for your records.)

 Subscription accepted by Cardinal Airlines, Inc.



-----------------------------     --------
Lawrence A. Watson, President     Date

                             Cardinal Airlines, Inc.
                         (A Development Stage Company)

                              Financial Statements

                               December 31, 1998

                          INDEPENDENT AUDITOR'S REPORT




To the Board of Directors
Cardinal Airlines, Inc.
Melbourne, Florida


We have audited the accompanying balance sheets of Cardinal Airlines, Inc. (a Delaware corporation in the development stage) as of December 31, 1998 and June 30, 1998, the related statements of operations and cash flows for the six months ended December 31, 1998 and 1997, from February 10, 1997 (Inception) to December 31, 1998, for the fiscal year ended June 30, 1998, from February 10, 1997 (Inception) to June 30, 1998 as well as February 10, 1997 (Inception) to June 30, 1997 and the statements of stockholders' equity from February 10, 1997 (Inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cardinal Airlines, Inc. as of December 31, 1998 and June 30, 1998 and the results of its operations and its cash flows for the six months ended December 31, 1998 and 1997, from February 10, 1997 (Inception) to December 31, 1998, for the fiscal year ended June 30, 1998, from February 10, 1997 (Inception) to June 30, 1998 as well as February 10, 1997 (Inception) to June 30, 1997, in conformity with generally accepted accounting principles.





February 15, 1999
Orlando, Florida

                            Cardinal Airlines, Inc.
                        (A Developmental Stage Company)

                              Financial Statements
                               Table of Contents







BALANCE SHEETS.................................................................1



STATEMENTS OF OPERATIONS.......................................................2



STATEMENT OF STOCKHOLDERS' EQUITY..............................................3



STATEMENTS OF CASH FLOWS...................................................4 - 5



NOTES TO FINANCIAL STATEMENTS.............................................6 - 10

                            Cardinal Airlines, Inc.
                        (A Developmental Stage Company)
                                 Balance Sheets



                                   December 31, 1998           June 30, 1998
                                   -----------------           -------------
ASSETS

CURRENT ASSETS
Cash                                     $ 30,351                 $ 14,169
Interest Receivable                         3,872                     -
                                   -----------------           -------------


     TOTAL CURRENT ASSETS                  34,223                   14,169

PROPERTY AND EQUIPMENT, net                 7,249                    8,091

DEPOSITS                                    3,830                    1,740
                                   -----------------           -------------

TOTAL ASSETS                             $ 45,302                 $ 24,000
                                   =================           =============


COMMITMENTS

STOCKHOLDERS' EQUITY, including
deficit accumulated during the
development stage of $107,177            $ 45,302                 $ 24,000
                                   =================           =============




   The accompanying notes are an integral part of these financial statements.

                            Cardinal Airlines, Inc.
                        (A Developmental Stage Company)
                            Statements of Operations




                      February 10, 1997             Six Months Ended           February 10, 1997                   February 10, 1997
                       (Inception) to               ----------------             (Inception) to  Fiscal Year Ended  (Inception) to
                      December 31, 1998   December 31, 1998  December 31, 1997    June 30, 1998   June 30, 1998      June 30, 1997
                    -------------------   -----------------  -----------------  ---------------- ----------------- -----------------



REVENUES                $       -         $       -            $        -        $          -        $       -        $      -

EXPENSES
Consulting Fees            48,600            48,600                      -                  -                -               -

Professional Fees          22,569            20,628                    504              1,941              756           1,185
Rent                       19,345             5,830                  7,150             13,515           11,920           1,595
Supplies                    3,981               975                    815              3,006            2,942              64
Utilities                   6,472             3,278                  1,503              3,194            2,870             324
Depreciation                4,416             2,393                                     2,023            2,023
Miscellaneous               5,616             5,616                      -                  -                -               -
Taxes                          50                 -                      -                 50               50               -
                         ===============   ===================  ================  ================= ================ ===============
                          111,049            87,320                  9,972             23,729           20,561           3,168



Interest Income             3,872             3,872                      -                  -                -               -

                         ---------------   -------------------  ----------------   ----------------- ---------------- --------------

NET (LOSS)              $(107,177)        $ (83,448)          $     (9,972)           (23,729)       $ (20,561)       $(3,168)

                         ===============   ===================  ================   ================= ================ ==============

Net loss per share      $   (0.06)        $   (0.05)          $       (0.01)    $       (0.01)     $     (0.01)    $    (0.01)
                         ===============    ===================  ===============  ================= ================ ===============

Shares used in
computing net loss per
share                   1,712,400         1,712,400               1,712,400         1,712,400        1,712,400      1,712,400
                    ==================    ===================  ===============  ================= ================ =================

   The accompanying notes are an integral part of these financial statements.
                                      -2-

                            Cardinal Airlines, Inc.
                        (A Developmental Stage Company)
                       Statement of Stockholders' Equity
               February 10, 1997 (Inception) to December 31, 1998




                               Number         Common       Preferred        Additional       Accumulated    Total Stockholders'
                             of Shares         Stock         Stock        Paid-In Capital      Deficit           Equity
                          --------------   ------------- --------------  -----------------  -------------  ---------------------

Issuance of shares of
common stock:

March 1, 1997                 940,000      $    9,400      $      -        $        -        $         -       $     9,400

July 1, 1997                  240,000           2,400             -           117,600                  -           120,000

June 10, 1998                  30,000             300             -            14,700                  -            15,000

August 10, 1998                20,000             200             -             9,800                  -            10,000

August 20, 1998                10,000             100             -             4,900                  -             5,000

August 31, 1998                35,400             354             -            17,346                  -            17,700

September 10, 1998             10,000             100             -             4,900                  -             5,000

September 30, 1998             16,000             160             -             7,840                  -             8,000

October 2, 1998               115,000           1,150             -                 -                  -             1,150

October 3, 1998                17,000             170             -             8,330                  -             8,500

October 5, 1998                 5,000              50             -             2,450                  -             2,500

November 5, 1998               90,000             900             -                 -                  -               900

November 16, 1998              20,000             200             -             9,800                  -            10,000

November 28, 1998              20,000             200             -             9,800                  -            10,000

November 30, 1998              46,000             460             -            22,540                  -            23,000

December 9, 1998               10,000             100             -             4,900                  -             5,000

December 10, 1998              70,000             700             -                 -                  -               700

December 28, 1998               8,000              80             -             3,920                  -             4,000

December 29, 1998              10,000             100             -             4,900                  -             5,000

                           --------------

Total issuance of shares    1,712,400
of common stock:           ==============

Issuance of preferred
stock:
  October 16,
   1998-Series A              100,000               -         1,000                  -                 -            1,000

                           ==============

Less: Stock Subscriptions                      (1,510)            -           (15,190)                 -          (16,700)

Less: Notes Receivable-
      Related Parties                          (2,335)            -           (90,336)                 -          (92,671)


Net (loss)                                          -             -                 -           (107,177)        (107,177)

                           ---------------------------------------------------------------------------------------------------------

Balance -
    December 31, 1998                      $   13,279      $  1,000          $138,200          $(107,177)      $   45,302
                                          ==============  ==============   ================  ===============   ==============

   The accompanying notes are an integral part of these financial statements.

                            Cardinal Airlines, Inc.
                        (A Developmental Stage Company)
                            Statements of Cash Flow







                      February 10, 1997             Six Months Ended           February 10, 1997                   February 10, 1997
                       (Inception) to               ----------------             (Inception) to  Fiscal Year Ended  (Inception) to
                      December 31, 1998   December 31, 1998  December 31, 1997    June 30, 1998   June 30, 1998      June 30, 1997
                    -------------------   -----------------  -----------------  ---------------- ----------------- -----------------



CASH FLOWS FROM
OPERATING ACTIVITIES:
Cash paid for
operating expenses     $  (106,634)       $      (84,928)     $        (9,972)   $      (21,706)    $      (18,538)  $       (3,168)
                       -----------------  ------------------  -----------------  ----------------   ---------------- ---------------

NET CASH USED IN
OPERATING ACTIVITIES      (106,634)              (84,928)                   -           (21,706)           (18,538)               -

                       -----------------   -----------------  -----------------  ----------------    --------------- ---------------
CASH FLOWS FROM
INVESTING ACTIVITIES:
Purchase of property
and equipment              (11,664)               (1,550)                   -           (10,114)           (10,114)               -

Increase in security
deposits                    (3,830)               (2,090)                   -            (1,740)                 -                -
                        -----------------   -----------------  -----------------  ----------------    --------------- --------------

NET CASH USED IN
INVESTING ACTIVITIES       (15,494)               (3,640)                   -           (11,854)           (10,114)               -

                        ------------------  -----------------  -----------------  ----------------    -------------- --------------

CASH FLOWS FROM
FINANCING ACTIVITIES:
Issuance of common
stock                      147,479                99,750                9,972            47,729             42,821            3,168

Issuance of preferred
   stock                     1,000                 1,000                    -                 -                  -                -

Cash received from notes
receivable                   4,000                 4,000                    -                 -                  -                -
                       -----------------   -----------------  -----------------  ----------------    --------------- ---------------

NET CASH PROVIDED BY
FINANCING ACTIVITIES       152,479               104,750                    -            47,729             42,821                -
                       -----------------   -----------------  -----------------  ----------------    --------------- ---------------

NET INCREASE IN
CASH                        30,351                16,182                    -            14,169             14,169

CASH AT BEGINNING OF
PERIOD                           -                14,169                    -                 -                  -                -
                       -----------------   -----------------  -----------------  ----------------    --------------- ---------------

CASH AT END OF
PERIOD                 $    30,351           $    30,351      $             -      $     14,169          $  14,169    $           -
                       =================   =================  =================  ================    =============== ===============


   The accompanying notes are an integral part of these financial statements.
                                      -4-

                            Cardinal Airlines, Inc.
                        (A Developmental Stage Company)
                            Statements of Cash Flow


                     February 10, 1997              Six Months Ended           February 10, 1997                   February 10, 1997
                       (Inception) to               ----------------             (Inception) to  Fiscal Year Ended  (Inception) to
                      December 31, 1998   December 31, 1998  December 31, 1997    June 30, 1998   June 30, 1998      June 30, 1997
                    -------------------   -----------------  -----------------  ---------------- ----------------- -----------------






RECONCILIATION OF
NET LOSS TO NET
CASH USED IN
OPERATING ACTIVITIES:

Net loss               $    (107,177)        $     (83,448)    $       (9,972)    $     (23,729)    $     (20,561)       $   (3,168)

Adjustments to
reconcile net loss
to net cash used
in operating
activities:

   Depreciation                4,415                 2,392                  -             2,023             2,023                 -

   Increase in
    receivables               (3,872)               (3,872)                 -                 -                 -                 -
                       -------------------   ---------------    ----------------  ----------------   -----------------   -----------


   NET CASH USED IN
   OPERATING
   ACTIVITIES           $   (106,634)        $    (84,928)      $      (9,972)    $     (21,706)     $     18,538)        $  (3,168)
                       ===================   =================  ================  ================   =================   ===========



SUPPLEMENTAL SCHEDULE
OF NON-CASH FINANCING
ACTIVITIES:

Issuance of common
stock in exchange for
notes receivable         $    96,671          $          -        $          -    $      96,671       $    92,179         $       -
                       ===================   =================  ===============  ================    =================   ===========


Increase in notes
receivable - related
parties in exchange
for preferred stock      $     1,000          $      1,000        $          -    $            -      $         -         $       -
                       ===================   =================  ===============  ================    =================   ===========

Issuance of stock
subscriptions            $    16,700          $     16,700        $          -    $            -      $         -         $       -
                       ===================   =================  ===============  ================    =================   ===========

   The accompanying notes are an integral part of these financial statements.

NOTE 1 -          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                  A)       NATURE OF OPERATIONS

                           The planned principal business activity of Cardinal Airlines, Inc. ("Company") is to provide commercial airline service to and from major airports throughout the eastern United States with operations based in Melbourne, Florida.

                  B)       CASH AND CASH EQUIVALENTS

                           For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash and/or cash equivalents.

                  C)       PROPERTY AND EQUIPMENT

                           Property and equipment are stated at cost.
                           Depreciation is computed using the straight-line method over the assets' expected useful lives.

                  D)       MANAGEMENT ESTIMATES

                           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported assets and liabilities. Actual results could differ from these estimates.

                  E)       INCOME TAXES

                           Deferred income taxes arise from the expected tax consequence of temporary differences between the carrying amounts and the tax basis of certain assets and liabilities. The differences result primarily from different depreciation methods.

                  F)       ORGANIZATION COSTS

                           Organization costs consist of expenses related to the start-up of the Company. These costs are expensed as occurred in accordance with Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" (SOP 98-5).

   The accompanying notes are an integral part of these financial statements.

                  G)       EARNINGS PER SHARE

                           The Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share" (SFAS
                           128) effective February 10, 1997 (Inception). As such, net loss per share is computed using the weighted average number of common shares outstanding during the period. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins and Staff Policy, such computations include all common and equivalent shares issued as if they were outstanding for all periods presented. Common equivalent shares consist of the incremental common shares issuable upon the conversion of the convertible preferred stock (using the if converted method).

                  H)       NEW ACCOUNTING STANDARDS

                           In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 130 establishes standards for the reporting and presentation of comprehensive income and its components. SFAS 131 establishes standards for reporting information about operating segments. The Company is required to adopt both SFAS 130 and SFAS 131 in fiscal 1999.

                           In March 1998, the American Institute of Certified Public Accountants AICPA) issued Statement of Position 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1), which defines the type of costs related to such activities that should be capitalized versus expensed as incurred.

                           In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" (SOP 98-5), which requires all costs incurred in the start-up of a new business or business segment to be expensed as incurred.

                           In June 1998, the FASB issued Statement of Financial Accounting Standards 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), which establishes accounting and reporting standards for derivatives and hedging activities.

                           The Company is required to adopt SOP 98-1 and SFAS 133 in fiscal 2000. The Company has adopted SOP 98-5 effective February 10, 1997 (inception) through December 31, 1998.



NOTE 2 -          DEVELOPMENT STAGE OPERATIONS

                  The Company was formed February 10, 1997, and began operations April 1, 1997. Through December 31, 1998, operations have been devoted primarily to raising

   The accompanying notes are an integral part of these financial statements.

                  capital, negotiating leasing of airplanes, related equipment, and related facilities as well as the performance of general administrative functions. As of December 31, 1998, the Company has 27 Stockholders.

NOTE 3 -          PROPERTY AND EQUIPMENT

                  Computers and equipment                         $    9,955
                  Furniture and fixtures                                 160
                  Leasehold Improvements                               1,549
                                                            -------------------

                                                                      11,664
                  Less accumulated depreciation                       (4,415)
                                                            -------------------

                                                                  $    7,249
                                                            ===================

                  Depreciation expense was $ 2,392 and $ 4,415 for the six months ended December 31, 1998 and February 10, 1997 (inception) to December 31, 1998, respectively.

NOTE 4 -          RELATED PARTIES

                  The Company has made loans to four of its stockholders in exchange for issuance of shares of common stock and preferred stock (NOTE 7). The loans are unsecured, are due June 30, 2003 and bear interest at 8% annually. Notes receivable due from related parties were $92,671 as of December 31, 1998. A summary of notes receivable is as follows:

                  Common stock issued during the
                    fiscal year end June 30, 1998                 $   92,179
                  Common stock issued from April 1,
                    1997 to June 30, 1997                              4,492
                  Preferred stock issued during the
                    six months ended December 31, 1998                 1,000
                  Payment of notes receivable during
                    the six months ended   December 31, 1998          (4,000)
                                                            -------------------

                                                                  $   92,671
                                                            ===================

                  The Notes receivable due from related parties are reported as a reduction in stockholders' equity.

NOTE 5 -          COMMITMENTS

                  The Company leases its facilities from an unrelated third party under an operating lease expiring July, 1999. Rent expense was $5,830 and $19,345 for the six months ended December 31, 1998 and February 10, 1997 (inception) to December 31, 1998, respectively.

                  Future minimum lease payments are as follows:

                  Fiscal year ending June 30,
                                    1999                          $    8,000
                                    2000                               1,500
                                                            -------------------




   The accompanying notes are an integral part of these financial statements.

                                                                  $    9,500
                                                            ===================


NOTE 6 -          INCOME TAXES

                  The Company's effective tax rate differs from the expected federal income tax rate as follows:

                  Income tax benefit at statutory rate            $  (35,780)
                  Increase in valuation allowance                     35,780
                                                            -------------------

                  Actual income taxes                             $        -
                                                            ===================


                  The components of the deferred tax assets and liabilities are as follows:

                   Deferred tax assets:

                       Net operating loss carryforwards           $   35,780
                                                            -------------------

                       Total deferred tax assets                      35,780

                   Less valuation allowance                          (35,780)
                                                           --------------------

                       Deferred tax assets, net of
                       valuation allowance                                 -

                       Deferred tax liabilities                            -
                                                            -------------------

                       Net deferred tax asset (liability)         $        -
                                                            ===================

NOTE 6 -          INCOME TAXES (Continued)

                  As of December 31, 1998, the Company is still in development stage. As such, all income and deductions for tax purposes are deferred until the Company's planned principal operations have commenced.


NOTE 7 -          STOCKHOLDERS' EQUITY

                  A summary of issuance of common stock involving noncash consideration is as follows:

                           On April 1, 1997, the Company issued 449,200 shares of stock in consideration for notes receivable due from related parties (NOTE 4) of $4,492. The shares were sold at $.01 par value per share.

                           On July 1, 1997, the Company issued 184,358 shares of stock in consideration for notes receivable due from related parties (NOTE 4)


   The accompanying notes are an integral part of these financial statements.

                           of $92,179. The shares were sold at $.01 par value per share, with $.50 per share consideration.

                           During the six months ended December 31, 1998, the Company issued 33,400 shares of stock in consideration for stock subscriptions of $16,700. The shares were sold at $.01 par value per share, with $.50 per share consideration.

                  As of December 31, 1998, the Company's common stock had a par value $.01 per share with 50,000,000 shares authorized and 1,712,400 shares issued and outstanding.

                  A summary of issuance of preferred stock involving noncash consideration is as follows:

                           On October 16, 1998, the Company issued 100,000 shares of $.01 par value "Series A" preferred stock in consideration for notes receivable due from related parties (NOTE 4) of $1,000.

                           As of December 31, 1998, the Company's preferred stock had a par value $.01 per share with 1,000,000 shares authorized. There are 100,000 shares issued and outstanding as "Series A" preferred stock. The 900,000 unissued shares have not been designated.





NOTE 8 -        SUBSEQUENT EVENTS

                In January 1999, the Company issued its initial S-1 filing with the Securities and Exchange Commission.

                On January 11, 1999, the Company issued a warrant resolution in connection with its public filing. One warrant will be issued for each share of stock issued and can be exchanged for one share of voting common stock for a purchase price of $11.00 per share, which is greater than the per share price of the initial public offering.

                In January 1999, the Company authorized the issuance of an additional 300,000 shares of $.01 par value common stock, at $.50 per share consideration for the purpose of funding offering costs.

                In January 1999, $16,000 of the stock subscription receivable (NOTE 7) was collected.


   The accompanying notes are an integral part of these financial statements.

                              ======================
No dealer, salesman or any other person has been authorized by the Company to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations may not be relied upon. The Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than those specifically offered hereby or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction in which such offer or sale would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since any of the dates as of which information is furnished or since the date of this Prospectus.


                                TABLE OF CONTENTS

                                                                  Page
AVAILABLE INFORMATION
SUMMARY
RISK FACTORS
USE OF PROCEEDS
DILUTION
DIVIDEND POLICY
CAPITALIZATION
SPWCIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
MANAGEMENT'S DISCUSSION AND
    ANALYSIS OF FINANCIAL CONDITIONS
    AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN TRANSACTIONS
PRINCIPAL SHAREHOLDERS
DESCRIPTION OF SECURITIES
SHARES ELIGIBLE FOR FUTURE SALE
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
UNIT PURCHASE AGREEMENT
FINANCIAL STATEMENTS


     Until ________, 1999 (90 days after the date of this Prospectus) all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus.

                        ==================================

                                 2,000,000 Units


                             CARDINAL AIRLINES, INC.
                                  Common Stock


                         -------------------------------
                                   PROSPECTUS
                         -------------------------------



                                April ____, 1999


   The accompanying notes are an integral part of these financial statements.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

     The fees and expenses to be paid by the Company in connection with this offering are as follows:

     SEC filing fee  ...................................................$10,619
     NASD filing .........................................................4,000
     Blue Sky qualification fees and expenses*  .........................10,000
     Accounting fees and expenses*  .....................................30,000
     Legal fees and expenses*  ..........................................40,000
     Transfer Agent and Registrar Fees*  .................................5,000
     Printing Costs*  ...................................................20,000
     Miscellaneous*  ....................................................10,381


     Total  ...........................................................$130,000

----------------------------
         * Estimated

Item 14.  Indemnification of Directors and Officers.

     The Registrant's Certificate of Incorporation provide that directors of the Registrant will not be personally liable for monetary damages to the Registrant for certain breaches of their fiduciary duty as directors to the fullest extent allowable by Delaware law. Under current Delaware law, directors would remain liable for: (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, and (ii) approval of certain illegal dividends or redemption's. In appropriate circumstances, equitable remedies or non-monetary relief, such as an injunction, will remain available to a stockholder seeking redress from any such violation. In addition, the provision applies only to claims against a director arising out of his role as a director and not in any other capacity (such as an officer or employee of the Registrant).

     The Registrant also has the obligation, pursuant to the Registrant's By-laws, to indemnify any director or officer of the Registrant for all expenses incurred by them in conjunction with any legal action brought or threatened against such person for or on account of any action or omission alleged to have been committed while acting in the course and scope of the person's duties, if the person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to criminal actions, had no reasonable cause to believe the person's conduct was unlawful, provided that such indemnification is made pursuant to then existing provisions of Delaware General Corporation Law at the time of any such indemnification.


   The accompanying notes are an integral part of these financial statements.

Item 15.   Recent Sales of Unregistered  Securities.

     Since its inception, the Company has made the following sales of unregistered securities:



                                Stockholder Name
                  Date        (Name on Subscription
Type of Stock   Purchased          Agreement)        Shares Owned  Consideration
-------------   ----------    ---------------------  ------------  -------------
   Common       03/11/99      Aragona, Joseph          10,000      $  0.50/share
   Common       11/16/98      Beauchesne, Alfred M.    20,000      $  0.50/share
   Common       06/10/98      Berkley, Thomas S.       30,000      $  0.50/share
   Common       01/15/99      Braun, Laura             10,000      $  0.50/share
   Common       01/19/99      Cicione, Denise           4,000      $  0.50/share
   Common       01/28/99      Cominsky, Bill           10,000      $  0.50/share
   Common       03/11/99      Cooper, Lan Vo           10,000      $  0.50/share
   Common       10/05/98      Couch, Eugene J. Jr.      5,000      $  0.50/share
   Common       01/15/99      Cunningham, Dennis M.    30,000      $  0.01/share
   Common       03/05/99      Davidson, Philip         40,000      $  0.50/share
   Common       12/28/98      Ellis, Marie D.           8,000      $  0.50/share
   Common       03/17/99      Falvo, Nicholas S.       10,000      $  0.50/share
   Common       01/11/99      Freeman, Jack H.         40,000      $  0.01/share
   Common       12/10/98      Glover, Karen D.         30,000      $  0.01/share
   Common       03/17/99      Gold, Corey B.           10,000      $  0.50/share
   Common       03/11/99      Goodman, Herbert J.      32,000      $  0.50/share
   Common       03/02/99      Greenwood, Bruce D.      14,000      $  0.50/share
   Common       09/30/98      Greenwood, Bruce D.      16,000      $  0.50/share
   Common       01/15/99      Icolari, Vincent         18,000      $  0.50/share
   Common       01/19/99      INDEGO (trust managed    16,000      $  0.50/share
   Common       08/10/98      INDEGO (trust managed    20,000      $  0.50/share
   Common       03/23/99      Jones, Susan              4,000      $  0.50/share
   Common       03/11/99      Judeman, Charles W.      10,000      $  0.50/share
   Common       03/02/99      Kee, Terry L.             4,800      $  0.50/share
   Common       08/31/98      Kee, Terry L.            15,400      $  0.50/share
   Common       03/13/99      Killeen, Alma L.         10,000      $  0.50/share
   Common       01/28/99      Lingsch, Edwin F.        10,000      $  0.50/share
   Common       11/05/98      Linsley, David A.        40,000      $  0.01/share
   Common       03/17/99      Maslanka, Mark R.        10,000      $  0.50/share
   Common       07/01/97      Mason, H. Lawrence       60,000      $  0.50/share
   Common       03/01/97      Mason, H. Lawrence      220,000      $  0.01/share
   Common       11/28/98      Mason, L. Dianne         20,000      $  0.50/share
   Common       01/06/99      Mulholland, Arleen C.     6,000      $  0.50/share
   Common       08/20/98      Newbold, Darin K.        10,000      $  0.50/share
   Common       10/02/98      Newbold, Ronald J.       50,000      $  0.01/share
   Common       07/01/97      Paris, Vincent T.        60,000      $  0.50/share
   Common       03/01/97      Paris, Vincent T.       220,000      $  0.01/share
   Common       12/10/98      Pertschi, John J.        40,000      $  0.01/share
   Common       03/01/97      Rackley, William R. Jr   50,000      $  0.01/share
   Common       08/31/98      Riles, Dennis            20,000      $  0.50/share
   Common       10/02/98      Ryff, John J. Jr.        50,000      $  0.01/share
   Common       11/30/98      Serrao, Michael A.       26,000      $  0.50/share
   Common       03/03/99      Shore, Benjamin D.        4,000      $  0.50/share
   Common       09/10/98      Shores, Derrick V.       10,000      $  0.50/share
   Common       11/30/98      Simoncelli, Raymond A.   20,000      $  0.50/share
   Common       03/01/97      TAWCOT (trust managed   220,000      $  0.01/share
   Common       07/01/97      TAWCOT (trust managed    60,000      $  0.50/share
   Common       12/29/98      Vandervelde, Todd        10,000      $  0.50/share
   Common       11/05/98      Vandervelde, Tom         50,000      $  0.01/share
   Common       03/19/99      Waters, Charles K.        6,000      $  0.50/share
   Common       10/02/98      Waters, Charles K.       15,000      $  0.01/share
   Common       10/03/98      Waters, Christine A.     17,000      $  0.50/share
   Common       07/01/97      Watson, Lawrence A.      60,000      $  0.50/share
   Common       03/01/97      Watson, Lawrence A.     230,000      $  0.01/share
   Common       12/09/98      Wheeler, James           10,000      $  0.50/share


Series A Pref   10/16/98      Mason, H. Lawrence       25,000         0.01
Series A Pref   10/16/98      Paris, Vincent T.        25,000         0.01
Series A Pref   10/16/98      Walker, Ted A.           25,000         0.01
Series A Pref   10/16/98      Watson, Lawrence A.      25,000         0.01

     All issuances of securities described above were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving public offering. In each instance, the purchaser was either a founder of the Company or other Company insider as a result of his relationship with the Company, the offers and sales were made without any public solicitation, the stock certificates bear restrictive legends and appropriate stop transfer instructions have been or will be given to the transfer agent. No underwriter was involved in the transactions and no commissions were paid.

Exhibit
Number                        Description

* 3.1     Restated Articles to the Certificate of Incorporation
* 3.2     Bylaws of Registrant, as amended and restated

* 4.1     Form of Registrant's Common Stock Certificate
* 4.2     Form of Warrant to Purchase Common Stock
* 4.3     Warrant Resolution

  5.1     Opinion of Bruce Brashear, Esq. regarding legality

*10.1 Employment Agreement dated July 1, 1998, between Registrant and Lawrence A. Watson.
*10.2 Employment Agreement dated July 1, 1998, between Registrant and H. Lawrence Mason
*10.3 Employment Agreement dated July 1, 1998, between Registrant and Vincent T. Paris
*10.4     Employment  Agreement  dated October 2, 1998,  between  Registrant and
          John Ryff
*10.5 Employment Agreement dated October 2, 1998, between Registrant and Ronald Newbold
*10.6 Employment Agreement dated July 1, 1998, between Registrant and Ted A. Walker
*10.7 Employment Agreement dated December 10, 1998, between Registrant and Karen D. Glover
*10.8 Employment Agreement dated November 5, 1998, between Registrant and David A. Linsley
*10.9 Employment Agreement dated December 10, 1998, between Registrant and John J. Pertschi
*10.10 Employment Agreement dated November 5, 1998, between Registrant and Thomas L. Vandervelde
 10.11    Promissory  Note dated July 1, 1997 between  Registrant  and H.
          Lawrence Mason
 10.12    Promissory Note dated July 1, 1997 between Registrant and Vincent T.
          Paris
 10.13    Promissory Note dated July 1, 1997 between Registrant and Ted A.
          Walker
 10.14 Promissory Note dated July 1, 1997 between Registrant and Lawrence A. Watson
*10.15 Consulting Contract dated December 10, 1998 between Registrant and Maviation, Inc.
 10.16 Employment Agreement dated January 11, 1999, between Registrant and Jack H. Freeman
 10.17 Employment Agreement dated January 15, 1999 between Registrant and Dennis M. Cunningham
 11.1     Statement regarding computation of earnings per share
 24.1     Consent of Independent  Accountants
 24.2     Consent of Bruce Brashear, Esq. (included in Exhibit 5.1)
 25. Power of Attorney (included with the signature page to the registration statement)
 27.      Financial Data Schedule*

*  Previously filed with Form S-1 on January 11, 1999.
** To be filed separately.

Item 17.     Undertakings.

       (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter had been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (b) The Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, (i) the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective, and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) (To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                                  SIGNATURES


SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-1 Amendment No. 1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Melbourne, State of Florida, on the 6th day of April, 1999.


CARDINAL AIRLINES, INC.


  By:___/s/________________________________
     Lawrence A. Watson
     President
     Chief Executive Officer
     Chairman of the Board


  By:___/s/________________________________
     H. Lawrence Mason
     Chief Financial Officer
     Chief Accounting Officer
     Vice President of Finance

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on the 6th day of April, 1999.


SIGNATURE                                   TITLE


     ____/s/____________________________    President, Chief Executive Officer,
     Lawrence A. Watson                     Chairman of the Board, and Director


     ___/s/______________________________   Vice President of Finance,
     H. Lawrence Mason                      Secretary, Treasurer, and Director


     ___/s/_______________________________  Director
     Vincent T. Paris


     ___/s/_______________________________  Director
     Ted A. Walker